             SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED MAY 28, 2003
                     AND PROSPECTUS DATED FEBRUARY 28, 2001

                             (DAIMLERCHRYSLER LOGO)

               DAIMLERCHRYSLER NORTH AMERICA HOLDING CORPORATION

                  $2,500,000,000 4.05% NOTES DUE JUNE 4, 2008

                         UNCONDITIONALLY GUARANTEED BY

                               DAIMLERCHRYSLER AG
                            ------------------------

ISSUER:       DaimlerChrysler North America Holding Corporation.
GUARANTOR:    DaimlerChrysler AG, our parent company.

             INTEREST RATE AND ACCRUAL AND DELIVERY DATE ADJUSTMENT

     The rate per annum at which the notes will bear interest has been changed to 4.05%. Accordingly, the notes offered hereby are the issuer's 4.05% Notes due June 4, 2008. In addition, the date from which the notes will bear interest and the expected delivery date of the notes has been changed to June 10, 2003. All other terms of the notes set forth in the prospectus supplement dated May 28, 2003 remain the same.

                                 RECENT EVENTS

     On June 3, 2003, DaimlerChrysler AG issued an update on financial performance and outlook for 2003. The update included the following:

     With its first quarter 2003 results, DaimlerChrysler AG announced that the Chrysler Group would find it difficult to achieve its operating profit target of $2 billion for 2003. DaimlerChrysler AG's analysis of the developments in the North American market, in particular further incentive increases, indicates that the Chrysler Group will likely record an operating loss of approximately E1 billion in the second quarter of 2003. In addition to lower revenues from ongoing sales, this result is primarily attributable to a revaluation of dealer stocks and residual values.

     The Chrysler Group has already initiated actions and partially implemented substantial additional cost savings and would expect to report a slightly positive operating profit (before restructuring expenses) for 2003 as a whole.

     Elsewhere DaimlerChrysler AG and its consolidated subsidiaries continue to perform in line with original planning expectations even though the economic situation remains very difficult. DaimlerChrysler AG would thus continue to expect that for the full-year 2003, Mercedes Car Group will match its results for 2002 in terms of unit sales, revenues and earnings. At Commercial Vehicles, DaimlerChrysler AG remains of the view that earnings will be better than in 2002. At Services, DaimlerChrysler AG also expects higher operating results than in 2002. Despite the anticipated performance of the Chrysler Group, DaimlerChrysler AG will endeavor to achieve an operating profit for the year from ongoing businesses of approximately E5 billion on a consolidated basis.

     The update was filed with the Securities and Exchange Commission on Form 6-K on June 4, 2003 and is incorporated by reference into this supplement. The information contained in this supplement supersedes the statement contained in such Form 6-K regarding the offering of notes.

     As more fully described in the accompanying Prospectus, forward looking statements in this supplement are subject to various risks and uncertainties. If those risks and uncertainties occur, or if the assumptions underlying these statements prove incorrect, then actual results may be materially different from those expressed or implied by such statements.

     On June 3, 2003, Standard & Poor's Ratings Services announced that it had affirmed its "BBB+" credit ratings on DaimlerChrysler AG and related entities, but revised the rating outlook to negative from stable.

     On June 4, 2003, Moody's Investors Service announced that it is reviewing the "A3" long-term credit ratings of DaimlerChrysler AG, DaimlerChrysler North America Holding Corporation, and their supported subsidiaries for possible downgrade.

     Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.
                            ------------------------
                  The date of this supplement is June 5, 2003.

                                             As Filed Pursuant to rule 424(b)(5)
                                             Registration Nos. 333-13160;
                                                               333-13160-01


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 28, 2001)

                             [DAIMLERCHRYSLER LOGO]

               DAIMLERCHRYSLER NORTH AMERICA HOLDING CORPORATION

                  $2,500,000,000 3.75% NOTES DUE JUNE 4, 2008

                         UNCONDITIONALLY GUARANTEED BY

                               DAIMLERCHRYSLER AG
                            ------------------------

ISSUER:           DaimlerChrysler North America Holding Corporation.
GUARANTOR:        DaimlerChrysler AG, our parent company.

     The notes will mature on June 4, 2008. The notes are offered for sale in the United States and Europe. The notes may not be redeemed prior to their maturity except under the circumstances described herein under "Description of Notes and Guarantees -- Tax Redemption; Payment of Additional Amounts."

     Interest on the notes is payable semi-annually on June 4 and December 4 of each year, commencing December 4, 2003.

     Application has been made to the Luxembourg Stock Exchange for permission to have the notes listed and traded on such Exchange.

     NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER NOTE        TOTAL
                                                              --------    --------------
 Initial Public Offering Price(1)...........................   99.657%    $2,491,425,000
 Underwriting Discount......................................     .325%    $    8,125,000
 Proceeds to the Issuer(1)(2)...............................   99.332%    $2,483,300,000

---------------
(1) Plus accrued interest, if any, from June 4, 2003.

(2) Before deduction of expenses payable by the Issuer.

                            ------------------------

     It is expected that delivery of the notes will be made in book-entry form only through The Depository Trust Company, Clearstream Banking, societe anonyme and Euroclear Bank, S.A./N.V. as operator of the Euroclear System against payment in New York, New York on or about June 4, 2003.
                      The Lead Managers for the Notes are:

BANC OF AMERICA SECURITIES LLC
                                     BARCLAYS CAPITAL
                                                   DEUTSCHE BANK SECURITIES
                    The Co-Lead Managers for the Notes are:

BANC ONE CAPITAL MARKETS, INC.   CITIGROUP   JPMORGAN   MIZUHO INTERNATIONAL PLC
                       The Co-Managers for the Notes are:

ABN AMRO INCORPORATED     BNY CAPITAL MARKETS, INC.    BLAYLOCK & PARTNERS, L.P.
  BNP PARIBAS             COMERICA SECURITIES             COMMERZBANK SECURITIES
  CREDIT AGRICOLE INDOSUEZ          DRESDNER KLEINWORT WASSERSTEIN          HSBC
THE ROYAL BANK OF SCOTLAND   SCOTIA BANK   SG COWEN  THE WILLIAMS CAPITAL GROUP,
                                      L.P.

                            ------------------------

                                  May 28, 2003

     DaimlerChrysler North America Holding Corporation is hereinafter referred to as the "Issuer" and DaimlerChrysler AG is hereinafter referred to as the "Guarantor" and, together with its subsidiaries, the "DaimlerChrysler Group" or the "Group."

     Offers and sales of the notes are subject to restrictions in relation to the United Kingdom, Germany and the Netherlands, details of which are set out in "Underwriting" below. The distribution of this prospectus supplement and accompanying prospectus and the offering of the notes in certain other jurisdictions may also be restricted by law.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with any other information. We are not making an offer to sell these securities, and are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale of these securities is not permitted. The information in this prospectus supplement and the accompanying prospectus and any document incorporated by reference is accurate only as of the date of those documents. The affairs of the Issuer or the Guarantor may have changed since such dates.

     The Issuer and the Guarantor accept responsibility for the information contained in this prospectus supplement and accompanying prospectus.

     In this prospectus supplement and accompanying prospectus, unless otherwise specified or unless the context otherwise requires, references to "Euro" are to the lawful currency of the member states of the European Union that adopt the single currency in accordance with the treaty establishing the European Community as amended by the Treaty on European Union, and references to "dollars," "Dollars," "$" or "US$" are to United States dollars.

                               TABLE OF CONTENTS

                          SECTION                             PAGE
                          -------                             ----
                      PROSPECTUS SUPPLEMENT
Documents Incorporated by Reference.........................   S-4
Description of DaimlerChrysler North America Holding
  Corporation...............................................   S-5
Directors and Principal Executive Officers of
  DaimlerChrysler North America Holding Corporation.........   S-5
Description of DaimlerChrysler AG...........................   S-6
Directors and Principal Executive Officers of
  DaimlerChrysler AG........................................   S-6
Consolidated Capitalization of DaimlerChrysler AG...........   S-8
Selected Consolidated Financial Information of
  DaimlerChrysler AG........................................   S-9
Consolidated Ratio of Earnings to Fixed Charges for
  DaimlerChrysler AG........................................  S-10
Use of Proceeds.............................................  S-10
Description of Notes and Guarantees.........................  S-10
Certain United States Tax Documentation Requirements........  S-15
United States Taxation of United States Persons.............  S-16
United States Taxation of Non-United States Persons.........  S-17
European Union Savings Directive............................  S-18
Underwriting................................................  S-19
General Information.........................................  S-22

                            PROSPECTUS
Where You Can Find More Information.........................     2
Documents Incorporated by Reference.........................     2
Currency of Presentation....................................     3
The Guarantor and the Issuer................................     4
Consolidated Ratio of Earnings to Fixed Charges.............     6
Considerations Relating to Debt Securities Denominated or
  Payable in Foreign Currencies.............................     6
Use of Proceeds.............................................     6
Description of Debt Securities and Guarantees...............     6
Plan of Distribution........................................    16
Legal Matters...............................................    18
Experts.....................................................    18
Enforceability of Civil Liabilities.........................    18

                          ----------------------------

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents have been filed by DaimlerChrysler AG with the U.S. Securities and Exchange Commission (the "Commission") and are incorporated by reference into this prospectus supplement:

         -- DaimlerChrysler AG's Annual Report on Form 20-F for the fiscal year ended December 31, 2002, filed with the Commission on February 20, 2003, (the "2002 20-F Report"); and

         -- DaimlerChrysler AG's Reports on Form 6-K that were filed on January 31, 2003, February 4, 2003 and April 24, 2003.

     Any person receiving a copy of this prospectus and prospectus supplement may obtain without charge, upon request, a copy of any of the documents incorporated by reference, except for the exhibits to those documents, unless any exhibit is specifically incorporated by reference. Requests should be directed to DaimlerChrysler North America Holding Corporation, Attn: Assistant Secretary, CIMS 485-14-78, 1000 Chrysler Drive, Auburn Hills, Michigan 48326, USA, telephone number (248) 512-3990, facsimile number (248) 512-1771.

     The consolidated financial statements and related schedule of DaimlerChrysler AG and subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, incorporated in this prospectus supplement and accompanying prospectus by reference to the 2002 20-F Report, have been audited by KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft, Hessbruhlstrasse 21, D-70565, Stuttgart, Germany, independent auditors, and Deloitte & Touche LLP, Suite 900, 600 Renaissance Center, Detroit, Michigan, 48243-1704, independent auditors, to the extent indicated in their reports therein, and are incorporated by reference herein based upon the authority of said firms as experts in accounting and auditing.

     This prospectus supplement and accompanying prospectus, together with the documents incorporated by reference herein, will be available free of charge at the office of Banque Generale du Luxembourg S.A., 50, Avenue J.F. Kennedy, L-2951, Luxembourg.

                  DESCRIPTION OF DAIMLERCHRYSLER NORTH AMERICA
                              HOLDING CORPORATION

     The Issuer, incorporated under the laws of the State of Delaware in 1964 and established as a holding company in January 1982, is a wholly owned subsidiary of DaimlerChrysler AG.

     The Issuer was established to achieve financial benefits through the consolidation of certain DaimlerChrysler AG activities in North America. The Issuer acts as a financial clearing entity for many of DaimlerChrysler AG's subsidiaries by providing appropriate capital funding through outside finance sources as well as through self-generated resources within the DaimlerChrysler AG group of companies. The Issuer is not required to publish consolidated financial reports.

     The registered office of the Issuer is at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, USA, and its principal administrative office is located at 1000 Chrysler Drive, Auburn Hills, Michigan 48326-2766, USA.

         DIRECTORS AND PRINCIPAL EXECUTIVE OFFICERS OF DAIMLERCHRYSLER
                       NORTH AMERICA HOLDING CORPORATION

BOARD OF DIRECTORS

     Present members of the Board of Directors are:

Manfred Gentz, Chairman                Member of the Board of Management, Chief
                                         Financial Officer, DaimlerChrysler AG
Michael Muhlbayer                      Senior Vice President and Treasurer,
                                         DaimlerChrysler AG
Timothy P. Dykstra                     President, Chief Executive Officer,
                                         DaimlerChrysler
                                         North America Holding Corporation
Paul Wick                              Vice President, Taxation, DaimlerChrysler AG
Douglas J. Brown                       Assistant Treasurer, DaimlerChrysler
                                         North America Holding Corporation
Paul L. Wolff                          Vice President -- Taxation; DaimlerChrysler
                                         North America Holding Corporation

OFFICERS

     Present officers are:

Timothy P. Dykstra                     President, Chief Executive Officer
Paul L. Wolff                          Vice President, Taxation
Holly E. Leese                         Secretary
Danny E. Jacobs                        Assistant Controller
Douglas J. Brown                       Assistant Treasurer
James R. Clough                        Assistant Treasurer
Kathleen Horgan                        Assistant Treasurer
Mark C. Kelly                          Assistant Treasurer
David L. Nelson                        Assistant Treasurer
Paulo Silvestri                        Assistant Treasurer
Byron C. Babbish                       Assistant Secretary
Stanley Roegner                        Assistant Secretary
Rebecca Vanderbeek                     Assistant Secretary

                       DESCRIPTION OF DAIMLERCHRYSLER AG

     DaimlerChrysler AG is a stock corporation organized under the laws of the Federal Republic of Germany. It was incorporated in Germany on May 6, 1998 in the course of the business combination of Daimler-Benz Aktiengesellschaft and Chrysler Corporation. DaimlerChrysler AG's registered office is located at Epplestrasse 225, 70567 Stuttgart, Germany, telephone +49-711-17-0.

     DaimlerChrysler AG is the ultimate parent company of the DaimlerChrysler Group. The Group is primarily engaged in the development, manufacture, distribution and sale of a wide range of automotive products, mainly passenger cars and commercial vehicles. It also provides a variety of financial and other services relating to the automotive value-added chain. The DaimlerChrysler Group has five business segments:

         --   Mercedes Car Group

         --   Chrysler Group

         --   Commercial Vehicles

         --   Services

         --   Other Activities.

        DIRECTORS AND PRINCIPAL EXECUTIVE OFFICERS OF DAIMLERCHRYSLER AG

SUPERVISORY BOARD

     Present members of the DaimlerChrysler AG Supervisory Board are: (Employee representatives are marked (*))

               NAME                                     PRINCIPAL OCCUPATION
               ----                 ------------------------------------------------------------
Hilmar Kopper, Chairman...........  Chairman of the Supervisory Board of DaimlerChrysler AG
Erich Klemm(*), Deputy Chairman...  Chairman of the Corporate Works Council, DaimlerChrysler AG
                                    and DaimlerChrysler Group
Prof. Heinrich Flegel(*)..........  Director Advanced Manufacturing Engineering
Nate Gooden(*)....................  Vice President of the International Union, United
                                    Automobile, Aerospace and Agricultural Implement Workers of
                                    America (UAW)
Earl G. Graves....................  Chairman and Chief Executive Officer of Earl G. Graves, Ltd.
Prof. Victor Halberstadt..........  Professor of Public Economics at Leiden University,
                                    Netherlands
Dr. Thomas Klebe(*)...............  Head of Department Co-determination Policy, German
                                    Metalworkers' Union
Jurgen Langer(*)..................  Chairman of the Works Council of the Frankfurt/Offenbach
                                    dealership
Robert J. Lanigan.................  Chairman Emeritus of Owens-Illinois, Inc.; Founder Partner,
                                    Palladium Equity Partners
Helmut Lense(*)...................  Chairman of the Works Council, Unterturkheim Plant,
                                    DaimlerChrysler AG
Peter A. Magowan..................  President of San Francisco Giants
Gerd Rheude(*)....................  Chairman of the Works Council, Worth Plant, DaimlerChrysler
                                    AG
Udo Richter(*)....................  Chairman of the Works Council, Bremen Plant, DaimlerChrysler
                                    AG
Wolf Jurgen Roder(*)..............  Member of the Executive Council, German Metalworkers' Union
Dr. rer. pol. Manfred Schneider...  Chairman of the Supervisory Board of Bayer AG

               NAME                                     PRINCIPAL OCCUPATION
               ----                 ------------------------------------------------------------
Stefan Schwaab(*).................  Vice Chairman of the Corporate Works Council,
                                    DaimlerChrysler AG and DaimlerChrysler Gmp, Vice Chairman of
                                    the Works Council, Gaggenau Plant, DaimlerChrysler AG
G. Richard Thoman.................  Former President and Chief Executive Officer of Xerox
                                    Corporation; Senior Advisor to Evercore Partners
Bernhard Walter...................  Former Chairman of the Board of Managing Directors of
                                    Dresdner Bank AG
Lynton R. Wilson..................  Chairman of the Board of CAE Inc.; Chairman of the Board of
                                    Nortel Networks Corporation
Dr.-Ing. Mark Wossner.............  Former Chief Executive Officer and Chairman of the
                                    Supervisory Board of Bertelsmann AG

BOARD OF MANAGEMENT

     Present members of the DaimlerChrysler AG Board of Management are:

                 NAME                                      AREA OF RESPONSIBILITY
                 ----                    ----------------------------------------------------------
Jurgen E. Schrempp.....................  Chairman of the Board of Management
Dr. rer. pol. Wolfgang Bernhard........  Chief Operating Officer Chrysler Group
Dr. rer. pol. Manfred Bischoff.........  Aerospace & Industrial Businesses
Dr. rer. pol. Eckhard Cordes...........  Commercial Vehicles
Gunther Fleig..........................  Human Resources & Labor Relations Director
Dr. iur. Manfred Gentz.................  Finance & Controlling
Dr. phil. Rudiger Grube................  Corporate Development
Prof. Jurgen Hubbert...................  Mercedes Car Group
Dr. iur. Klaus Mangold.................  Services
Thomas W. Sidlik.......................  Procurement & Supply Chrysler Group
Gary C. Valade.........................  Global Procurement & Supply
Dr.-Ing. Dieter Zetsche................  Chrysler Group
Dr.-Ing. Thomas Weber (Deputy
  Member)..............................  Research & Technology

     The business address of the members of the Supervisory Board and of the Board of Management is that of DaimlerChrysler AG.

               CONSOLIDATED CAPITALIZATION OF DAIMLERCHRYSLER AG

     The consolidated capitalization of the Guarantor at March 31, 2003 and as adjusted to give effect to the issuance of the notes is set forth as follows (in millions of Euro):(1)

                                                            MARCH 31, 2003
                                                          -------------------
                                                          ACTUAL     ADJUSTED    DECEMBER 31, 2002
                                                          -------    --------    -----------------
Stockholders' equity....................................   35,690     35,690           34,914
Minority interests......................................      467        467              432
Financial liabilities...................................   78,568     80,677(2)        79,112
                                                          -------    -------          -------
Total...................................................  114,725    116,834          114,458
                                                          =======    =======          =======

---------------
(1) The Guarantor had issued and outstanding 1,012,803,493 and 1,012,028,612 registered, Ordinary Shares of no par value at December 31, 2002 and March 31, 2003, respectively.

(2) The principal amount of the notes has been converted to Euro at the rate of Euro 1 = $1.1853, the exchange rate in effect on May 27, 2003.

     Except as set forth or incorporated by reference herein, there has been no material change in the capitalization of DaimlerChrysler AG from March 31, 2003 to the date of this prospectus supplement.

       SELECTED CONSOLIDATED FINANCIAL INFORMATION OF DAIMLERCHRYSLER AG

     The selected consolidated financial data presented below as of and for the three months ended March 31, 2003 and 2002 have been excerpted from or are derived from the unaudited interim condensed consolidated financial statements of DaimlerChrysler AG as of March 31, 2003 included in the Report on Form 6-K dated April 24, 2003 incorporated by reference herein. The selected consolidated financial data presented below as of December 31, 2002, 2001, 2000, 1999 and 1998 and for each of the years in the five-year period ended December 31, 2002, have been taken or are derived from the audited consolidated financial statements of DaimlerChrysler for the relevant periods. The selected consolidated financial data have been prepared in accordance with U.S. GAAP except for the use of the proportionate method of consolidation for a material joint venture prior to 1999. The business combination of Chrysler and Daimler-Benz was treated as a "pooling of interests" for accounting purposes. Consequently, DaimlerChrysler restated the results of both companies as if they had been combined for all periods presented.

     The selected consolidated financial data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, the consolidated financial statements of DaimlerChrysler AG.

                                    THREE MONTHS ENDED
                                         MARCH 31                           YEAR ENDED DECEMBER 31,
                                --------------------------    ---------------------------------------------------
                                   2003           2002         2002       2001       2000       1999       1998
                                -----------    -----------    -------    -------    -------    -------    -------
                                (UNAUDITED)    (UNAUDITED)
                                              (IN EURO MILLIONS, EXCEPT FOR ORDINARY SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenues......................     33,697         36,907      149,583    152,873    162,384    149,985    131,782
Income (loss) before financial
  income and income taxes.....      1,104            442        3,860     (1,637)     4,320      9,324      7,330
Net income (loss).............        588          2,503        4,718       (662)   7,894(1)     5,746      4,820
Basic earnings (loss) per
  ordinary share before
  extraordinary items and
  cumulative effects of
  changes in accounting
  principles..................       0.58           2.65         4.84      (0.66)      2.46       5.07       5.03
Diluted earnings (loss) per
  ordinary share before
  extraordinary items and
  cumulative effects of
  changes in accounting
  principles..................       0.58           2.63         4.82      (0.66)      2.45       5.04       4.91
BALANCE SHEET DATA
  (END OF PERIOD):
Total assets..................    188,770                     187,327    207,410    199,274    174,667    136,149
Financial liabilities.........     78,568                      79,112     90,908     84,783     64,488     40,430
Capital stock.................      2,633                       2,633      2,609      2,609      2,565      2,561
Stockholders' equity..........     35,690                      34,914     39,004     42,409     36,060     30,367
OTHER DATA:
Weighted average number of
  shares outstanding
  Basic.......................    1,012.7        1,003.2      1,008.3    1,003.2    1,003.2    1,002.9      959.3
  Diluted.....................    1,013.8        1,013.9      1,013.9    1,003.2    1,013.9    1,013.6      987.1

---------------

     (1) Net income for 2000 includes Euro 5,516 million of gains from the disposals of businesses.

                    CONSOLIDATED RATIO OF EARNINGS TO FIXED
                         CHARGES FOR DAIMLERCHRYSLER AG

     The following sets forth the ratios of earnings to fixed charges for DaimlerChrysler AG and its consolidated subsidiaries for the three-month period ended March 31, 2003 and for each of the years in the five-year period ended December 31, 2002, using financial information prepared in accordance with U.S. GAAP.

                                                 THREE
                                                MONTHS
                                                 ENDED
                                               MARCH 31,          YEAR ENDED DECEMBER 31,
                                               ---------    ------------------------------------
                                                 2003       2002    2001    2000    1999    1998
                                                 ----       ----    ----    ----    ----    ----
Ratio of earnings to fixed charges(1)........    2.18       2.51      --(2) 1.77    3.52    3.58

---------------
(1) For the purpose of calculating the consolidated ratios of earnings to fixed charges, earnings consist of income from continuing operations before income taxes, cumulative effects of changes in accounting principles, extraordinary items and fixed charges (excluding capitalized interest). Fixed charges principally consist of interest expense (including capitalized interest) plus one-third of rental expense under operating leases (the portion that has been deemed by management to be representative of the interest factor).

(2) For the year ended December 31, 2001, earnings were insufficient to cover fixed charges by approximately Euro 1,716 million.

                                USE OF PROCEEDS

     The net proceeds from the sale of the notes, estimated to be approximately $2,483,300,000, will be used for general corporate purposes including, without limitation, loans by the Issuer to certain of its affiliates and repayment of indebtedness.

                      DESCRIPTION OF NOTES AND GUARANTEES

     The notes being offered by this prospectus supplement will be issued under an Indenture, as supplemented (the "Indenture"), among the Issuer, DaimlerChrysler Canada Finance Inc., DaimlerChrysler International Finance B.V., the Guarantor and JPMorgan Chase Bank, as trustee (the "Trustee"), which Indenture is more fully described in the accompanying prospectus. In addition, the Issuer will enter into a paying agency agreement with Banque Generale du Luxembourg. The following description of the terms of the notes supplements the description of the general terms of the Debt Securities in the prospectus. If this summary differs from the summary in the prospectus, you should rely on this summary. The notes are part of the Debt Securities previously registered by the Issuer to be issued on terms to be determined at the time of sale.

GENERAL

     We are offering by this prospectus supplement 3.75% Notes due June 4, 2008 (the "Notes"). The Notes will initially be limited to $2,500,000,000 aggregate principal amount. The Issuer may, without the consent of the holders of the Notes, create and issue additional Notes in the future having the same terms other than the date of original issuance and the date on which interest begins to accrue so as to form a single series with the Notes. No additional notes may be issued if an Event of Default has occurred with respect to the Notes. The Notes will mature and be redeemed at par on June 4, 2008. The Notes will rank pari passu with all other unsecured and unsubordinated indebtedness of the Issuer from time to time outstanding.

     The Notes will have the benefit of an unconditional and irrevocable guarantee (each, a "Guarantee") as to the due and punctual payment of principal of (and premium, if any), and interest, on the Notes as and when the same shall become due and payable, whether at the stated maturity, by declaration of acceleration, call for redemption, or otherwise. Under the terms of the Guarantees, the Guarantor will be liable for the full amount of each payment under the Notes. The Guarantees will remain in effect until the entire principal of and premium, if any, and interest on the Notes shall have been paid in full. The Guarantees will constitute direct, unconditional, unsubordinated and unsecured obligations of the Guarantor and will rank pari passu with all other unsecured and unsubordinated obligations of the Guarantor.

     The Notes are not subject to redemption prior to maturity except as described below under "-- Tax Redemption; Payment of Additional Amounts." If the Notes are subject to such redemption, the Notes will be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the date of redemption.

INTEREST

     The Notes will bear interest from June 4, 2003 at the rate per annum set forth on the cover page of this prospectus supplement, payable on June 4 and December 4 of each year (each such day, an "Interest Payment Date"), commencing December 4, 2003, to the person in whose name such Note was registered at the close of business on the 15th day preceding the respective Interest Payment Date, subject to certain exceptions. If any day on which a payment is due with respect to a Note is not a Business Day, then the holder thereof shall not be entitled to payment of the amount due until the next following Business Day nor to any additional principal, interest or other payment as a result of such delay except as otherwise provided below under "--Tax Redemption; Payment of Additional Amounts." "Business Day" means any day other than (a) a Saturday, (b) a Sunday, (c) a day on which banking institutions are closed in New York City or a day on which banking institutions are closed in the place of payment.

     Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. All amounts resulting from these calculations will be rounded to the nearest cent.

BOOK-ENTRY, DELIVERY AND FORM

     The Notes will be issued in the form of one or more fully registered Global Notes (the "Global Notes") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants ("DTC Participants") in DTC. Investors may elect to hold interests in the Global Notes through either DTC (in the United States) or Clearstream Banking, societe anonyme ("Clearstream Luxembourg"), or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") (in Europe) if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream Luxembourg and JPMorgan Chase Bank will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries"). Beneficial interests in the Global Notes will be held in denominations of $1,000 and integral multiples thereof. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

INFORMATION CONCERNING DTC, CLEARSTREAM LUXEMBOURG AND EUROCLEAR

     For information concerning DTC, please refer to "Description of Debt Securities and Guarantees -- Book Entry Debt Securities" in the accompanying prospectus.

     Clearstream Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Underwriters (as defined). Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

     Distributions with respect to the Notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

     Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

     In the event definitive Notes are issued, the Issuer will appoint a paying agent and transfer agent in Luxembourg, where Notes may be presented for payment and transfer.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

     Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

     Cross-market transfers between persons holding Notes directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Notes in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. depositaries.

     Because of time-zone differences, credits of Notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

     Although DTC, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

TAX REDEMPTION; PAYMENT OF ADDITIONAL AMOUNTS

     The Notes may be redeemed, subject to the procedures set forth in the Indenture and in such Notes, as a whole but not in part, at the option of the Issuer, upon not more than 60 days, nor less than 30 days, prior notice to the holders of such Notes, at a redemption price equal to 100% of the principal amount thereof (and premium, if any), together with accrued interest, if any, thereon to the Redemption Date (as defined in the Indenture), if, as a result of any change in, or amendment to, the laws or regulations prevailing in the jurisdiction in which the Issuer or the Guarantor is organized, as the case may be, which change or amendment becomes effective on or after the date of this prospectus supplement or as a result of any change in or amendment to an official application or interpretation of such laws or regulations after such date, on the next succeeding Interest Payment Date:

      -- the Issuer will be obligated to (a) pay any additional amounts as provided by Section 1008 of the Indenture as modified by the terms of any Notes or (b) account to any taxing authority in the United States for any amount, other than any tax withheld or deducted from interest payable on a Note of such series, in respect of any payment made or to be made on any Note of such series,

      -- the Guarantor would be unable, for reasons outside its control, to procure payment by the Issuer without such additional amounts being payable or being required to account as aforesaid and in making such payment itself would be required to pay additional amounts as provided in Section 1008 of the Indenture or to account as aforesaid, or

      -- the Guarantor would be required to deduct or withhold amounts for or on account of any taxes of whatever nature imposed or levied by or on behalf of the country of the Issuer or the Guarantor in making any payment of any sum to the Issuer required to enable the Issuer to make a payment in respect of such Notes or to account to any taxing authority in the country in which the Issuer is organized for any amount calculated by reference to the amount of any such sum to be paid to the Issuer.

     However, Notes may not be so redeemed if such obligation of the Issuer or the Guarantor to pay such additional amounts or to account as aforesaid arises because of the official application or interpretation of the laws or regulations affecting taxation of the country in which the Issuer or the Guarantor is organized, or any political subdivision thereof or therein, as a result of any event referred to in (A) or (B) below, which law or regulation is in effect on the date of (A) the assumption by any wholly owned subsidiary of the Guarantor of the Issuer's obligation under the Notes and under the Indenture or (B) the consolidation, amalgamation or merger of the Issuer or the Guarantor with or into, or the conveyance, transfer or lease by the Issuer or the Guarantor of its properties and assets substantially as an entirety to any person. If the Issuer or the Guarantor provides an opinion of counsel in the appropriate jurisdiction, dated as of the date of the relevant event referred to in clause (A) or (B) above, that no obligation to pay any additional amount or to account as aforesaid arises, then that opinion of counsel shall be final and binding, solely for purposes of this paragraph, on the Issuer, the Guarantor, the Trustee and the holders of the Notes as to the law of the relevant jurisdiction at the date of such opinion of counsel. In addition, no redemption pursuant to the preceding paragraph may be made unless the Issuer shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States or the Federal Republic of Germany results in a substantial probability that an event described in the preceding paragraph will occur and the Issuer shall have delivered to the Trustee a certificate, signed by a duly authorized officer, stating that based upon such opinion the Issuer is entitled to redeem the Notes pursuant to their terms.

     The Issuer or the Guarantor, as the case may be, will pay to the holder of any Note such additional amounts as may be necessary in order that every net payment of the principal of (and premium, if any) and interest, if any, on any Note after deduction or other withholding for or on account of any present or future tax, assessment, duty or other governmental charge of any nature whatsoever imposed, levied or collected by or on behalf of the jurisdiction in which the Issuer or the Guarantor, as the case may be, is organized, or any political subdivision or taxing authority thereof or therein having power to tax, will not be less than the amount provided for in any such Note to be then due and payable. However, the foregoing obligation to pay additional amounts will not apply on account of any tax, assessment, duty or other governmental charge which is payable:

      -- otherwise than by deduction or withholding from payments of principal of, or premium, if any, or interest, if any, on any such debt securities;

      -- by reason of such holder having, or having had, some personal or business connection with the country in which the Issuer or the Guarantor, as the case may be, is organized and not merely by reason of the fact that payments are, or for the purposes of taxation are deemed to be, from sources in, or secured in, such country;

      -- by reason of a change in law or official practice of any relevant taxing authority that becomes effective more than fifteen days after the Relevant Date (as defined below), for payment of principal, or premium, if any, or interest, if any, in respect of such debt securities;

      -- by a paying agent from a payment if the payment could have been made by another paying agent without such deduction or withholding;

      -- by reason of such holder's present or former status as a personal holding company, foreign personal holding company, a passive foreign investment company, or a controlled foreign corporation for United States tax purposes or a corporation which accumulates earnings to avoid United States federal income tax, and not merely by reason of the fact that payments in respect of the Notes or the Guarantees are, or for purposes of taxation are deemed to be, derived from sources in, or are secured in, the United States or the Federal Republic of Germany;

      -- by reason of such holder's past or present status as the actual or constructive owner of ten percent or more of the total combined voting power of all classes of stock of the Issuer entitled to vote;

      -- by reason of any estate, excise, inheritance, gift, sales, transfer, wealth or personal property tax or any similar assessment or governmental charge;

      -- as a result of the failure of a holder to comply with certification, identification, or other information reporting requirements or make a declaration of non-residence or other similar claim for exemption to the relevant tax authority;

      -- where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union directive on the taxation of savings, or any law implementing or complying with, or introduced in order to conform to, such directive; or

      --   owing to any combination of the above.

     No additional amounts will be paid as provided above with respect to any payment of principal of, or premium, if any, or interest , if any, on any Note to any holder who is a fiduciary or partnership or other than the sole beneficial owner of any such payment to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of any such Notes.

     "Relevant Date" means the date on which the payment of principal of, or premium, if any, or interest, if any, on any Notes first becomes due and payable, but, if the full amount of the monies payable on such date has not been received by the relevant Paying Agent or as it shall have directed on or prior to such date, the "Relevant Date" means the date on which such monies shall have been so received.

CONSENT TO SERVICE AND JURISDICTION

     The Guarantor has designated and appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011, U.S.A., as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the Notes, Guarantees or Indenture which may be instituted in any State or Federal court located in the Borough of Manhattan, The City of New York, and has submitted, for the purposes of any such suit or proceeding, to the jurisdiction of any such court in which any such suit or proceeding is so instituted.

NOTICES

     Notices to holders of the Notes will be published in authorized newspapers in The City of New York, in London, and, so long as the Notes are listed on the Luxembourg Stock Exchange, in Luxembourg. It is expected that publication will be made in The City of New York in The Wall Street Journal, in London in the Financial Times and in Luxembourg in a daily published newspaper, expected to be the Luxemburger Wort. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication.

              CERTAIN UNITED STATES TAX DOCUMENTATION REQUIREMENTS

     This section discusses the tax documentation requirements for a beneficial owner of the Notes who is an individual or corporation (or an entity treated as a corporation for federal income tax purposes). A beneficial owner of the Notes that is not an individual or corporation (or an entity treated as a corporation for federal income tax purposes) may have substantially increased reporting requirements and should consult its tax advisor.

     A beneficial owner of a Note will generally be subject to the 30% United States federal withholding tax that generally applies to payments of interest (including original issue discount) on a registered form debt obligation issued by a United States person, unless (i) each clearing system, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business in the chain of intermediaries between such Beneficial Owner and the U.S. entity required to withhold tax complies with applicable certification requirements and (ii) such beneficial owner takes one of the following steps to obtain an exemption or reduced tax rate:

     Exemption for Non-United States persons (IRS Form W-8BEN). A beneficial owner of a Note who is an individual or corporation (or entity treated as a corporation for federal income tax purposes) that is a non-United States person (other than certain persons that are related to the Issuer through stock ownership as described in clauses (x) (a) and (b) of Paragraph (i) under "United States Taxation of Non-United States Persons -- Income and Withholding Tax") can obtain an exemption from the withholding tax by providing a properly completed IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding). Copies of IRS Form W-8BEN may be obtained from the Luxembourg listing agent. A beneficial owner of a Note that is a non-United States person entitled to the benefits of an income tax treaty to which the United States is a party can obtain an exemption from or reduction of the withholding tax (depending on the terms of the treaty) by providing a properly completed IRS Form W-8BEN.

     Exemption for Non-United States persons with effectively connected income (IRS Form W-8ECI). A beneficial owner of a Note that is a non-United States person, including a non-United States corporation or bank with a United States branch, that conducts a trade or business in the United States with which interest income on a Note is effectively connected, can obtain an exemption from the withholding tax by providing a properly completed IRS Form W-8ECI (Certificate of Foreign Person's Claim for Exemption From Withholding on Income Effectively Connected With the Conduct or a Trade of Business in the United States).

     Exemption for United States Persons (IRS Form W-9). A beneficial owner of a Note that is a United States person can obtain a complete exemption from the withholding tax by providing a properly completed IRS Form W-9 (Request for Taxpayer Identification Number and Certification).

     United States federal income tax reporting procedure. A beneficial owner of a Note or its agent is required to submit the appropriate IRS Form under applicable procedures to the person through which the owner directly holds the Note. For example, if the beneficial owner is listed directly on the books of Euroclear or Clearstream Luxembourg as the holder of the Note, the IRS Form must be provided to Euroclear or Clearstream Luxembourg, as the case may be. Each other person through which a Note is held must submit, on behalf of the beneficial owner, the IRS Form (or in certain cases a copy thereof) under applicable procedures to the person through which it holds the Note, until the IRS Form is received by the United States person who would otherwise be required to withhold United States federal income tax from interest on the Note. For example, in the case of Notes held through Euroclear or Clearstream Luxembourg, the IRS Form (or a copy thereof) must be received by the U.S. Depositary of such clearing agency. Applicable procedures include additional certification requirements, described in clause (x) (c) (B) of Paragraph (i) under "United States Taxation of Non-United States Persons -- Income and Withholding Tax," if a beneficial owner of the Note provides an IRS Form W-8BEN to a securities clearing organization, bank or other financial institution that holds the Note on its behalf.

     EACH HOLDER OF A NOTE SHOULD BE AWARE THAT IF IT DOES NOT PROPERLY PROVIDE THE REQUIRED IRS FORM, OR IF THE IRS FORM (OR, IF PERMISSIBLE, A COPY OF SUCH
FORM) IS NOT PROPERLY TRANSMITTED TO AND RECEIVED BY THE UNITED STATES PERSON OTHERWISE REQUIRED TO WITHHOLD UNITED STATES FEDERAL INCOME TAX, INTEREST ON THE NOTE MAY BE SUBJECT TO UNITED STATES WITHHOLDING TAX AT A 30% RATE, AND THE HOLDER (INCLUDING THE BENEFICIAL OWNER) WILL NOT BE ENTITLED TO ANY ADDITIONAL AMOUNTS FROM THE ISSUER DESCRIBED UNDER THE HEADING "DESCRIPTION OF NOTES AND GUARANTEES -- TAX REDEMPTION; PAYMENT OF ADDITIONAL AMOUNTS" WITH RESPECT TO SUCH TAX. SUCH TAX, HOWEVER, MAY IN CERTAIN CIRCUMSTANCES BE ALLOWED AS A REFUND OR AS A CREDIT AGAINST SUCH HOLDER'S UNITED STATES FEDERAL INCOME TAX LIABILITY. THE FOREGOING DOES NOT DEAL WITH ALL ASPECTS OF FEDERAL INCOME TAX WITHHOLDING THAT MAY BE RELEVANT TO FOREIGN HOLDERS OF THE NOTES. INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS FOR SPECIFIC ADVICE CONCERNING THE OWNERSHIP AND DISPOSITION OF NOTES.

                UNITED STATES TAXATION OF UNITED STATES PERSONS

INTEREST

     The stated interest on the Notes generally will be taxable to a U.S. holder as ordinary income at the time that it is paid or accrued, in accordance with the U.S. holder's method of accounting for U.S. federal income tax purposes. It is not anticipated that the Notes will give rise to "original issue discount" income.

SALE, RETIREMENT OR REDEMPTION OF A NOTE

     A U.S. holder of a Note will recognize gain or loss upon the sale, retirement, redemption, or other taxable disposition of such Note in an amount equal to the difference between (a) the amount of cash and the fair market value of other property received in exchange therefor (other than amounts attributable to accrued but unpaid stated interest) and (b) the U.S. holder's adjusted tax basis in such Note.

     U.S. holders should be aware that the resale of the Notes may be affected by the "market discount" rules of the Code under which a purchaser of a Note acquiring the Note at a market discount generally would be required to include as ordinary income a portion of the gain realized upon the disposition or retirement of such Note, to the extent that market discount has accrued but not been included in income while the Note was held by such purchaser.

              UNITED STATES TAXATION OF NON-UNITED STATES PERSONS

INCOME AND WITHHOLDING TAX

     Under United States federal tax law as of the date of this prospectus supplement, and subject to the discussion of backup withholding below:

      (i) payments of principal and interest on a Note that is beneficially owned by a non-United States person will not be subject to United States federal withholding tax; provided that, in the case of interest, (x) (a) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Issuer entitled to vote, (b) the beneficial owner is not a controlled foreign corporation that is related to the Issuer through stock ownership, and (c) either (A) the beneficial owner of the Note certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; (y) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the Note or such owner's agent provides an IRS Form W-8BEN claiming the exemption; or (z) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the Note or such owner's agent provides an IRS Form W-8ECI; provided that, in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false;

      (ii) a non-United States person will not be subject to United States federal withholding tax on any gain realized on the sale, exchange or redemption of a Note unless the gain is effectively connected with the beneficial owner's trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or redemption occurs and certain other conditions are met; and

     (iii) a Note owned by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Issuer entitled to vote and the income on the Note would not have been effectively connected with a U.S. trade or business of the individual.

     Interest on a Note that is effectively connected with the conduct of a trade or business in the United States by a holder of a Note who is a non-United States person, although exempt from United States withholding tax, may be subject to United States income tax as if such interest was earned by a United States person.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, information reporting requirements will apply to payments of principal and interest made on a Note and the proceeds of the sale of a Note within the United States to non-corporate holders of the Notes, and "backup withholding" will apply to such payments if the holder fails to provide an accurate taxpayer identification number in the manner required or to report all interest and dividends required to be shown on its federal income tax returns.

     Information reporting on IRS Form 1099 and backup withholding will not apply to payments made by the Issuer or a paying agent to a non-United States person on a Note if, in the case of interest, the IRS Form described in clause
(y) or (z) in Paragraph (i) under "Income and Withholding Tax" has been provided under applicable procedures, or, in the case of interest or principal, the certification described in clause (x)(c) in Paragraph (i) under "Income and Withholding Tax" and a certification that the beneficial owner satisfies certain other conditions have been supplied under applicable procedures, provided that the payor does not have actual knowledge that the certifications are incorrect.

     Payments of the proceeds from the sale of a Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a foreign branch of a United States person, a United States branch of a foreign bank or insurance company, a controlled foreign corporation for United States tax purposes or, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or a foreign partnership in which one or more of its partners are "U.S. persons" as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or a foreign partnership engaged in a United States trade or business, information reporting may apply to such payments. Payments of the proceeds from the sale of a Note to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

     Any amount withheld under the backup withholding rules would be allowed as a refund or credit against the holder's United States federal income tax, provided the necessary information is furnished to the Internal Revenue Service.

     Interest on a Note that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner.

                        EUROPEAN UNION SAVINGS DIRECTIVE

     On January 31, 2003, the European Union ("EU") Council of Economic and Finance Ministers agreed to adopt a new directive regarding the taxation of savings income. It is proposed that each EU member state will be required to provide to the tax authorities of another EU member state details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other member state; however, Austria, Belgium and Luxembourg will instead apply a withholding system for a transitional period in relation to such payments. The proposed directive is not yet final, and may be subject to further amendment and/or clarification.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement dated the date hereof among the Issuer, the Guarantor and the underwriters named below (the "Underwriters"), the Issuer has agreed to sell to each of the Underwriters and each of the Underwriters for whom Banc of America Securities LLC, Barclays Capital Inc. and Deutsche Bank Securities Inc. are acting as representatives has severally agreed to purchase the respective principal amount of Notes set forth opposite its name below.

                                                              PRINCIPAL AMOUNT
                        UNDERWRITERS                              OF NOTES
                        ------------                          ----------------
Banc of America Securities LLC..............................  US$  737,500,000
Barclays Capital Inc........................................       737,500,000
Deutsche Bank Securities Inc................................       737,500,000
Banc One Capital Markets, Inc...............................        31,250,000
Citigroup Global Markets Inc................................        31,250,000
J.P. Morgan Securities Inc..................................        31,250,000
Mizuho International plc....................................        31,250,000
ABN AMRO Incorporated.......................................        12,500,000
Blaylock & Partners, L.P. ..................................        12,500,000
BNP Paribas Securities Corp. ...............................        12,500,000
BNY Capital Markets, Inc....................................        12,500,000
Comerica Securities, Inc....................................        12,500,000
Commerzbank Capital Markets Corp............................        12,500,000
Credit Agricole Indosuez....................................        12,500,000
Dresdner Kleinwort Wasserstein Securities LLC...............        12,500,000
HSBC Securities (USA) Inc. .................................        12,500,000
The Royal Bank of Scotland plc..............................        12,500,000
Scotia Capital (USA) Inc....................................        12,500,000
SG Cowen Securities Corporation.............................        12,500,000
The Williams Capital Group, L.P.............................        12,500,000
                                                              ----------------
  Total.....................................................  US$2,500,000,000
                                                              ================

     In the event of default by one or more Underwriters, the Underwriting Agreement provides that the commitment of each non-defaulting Underwriter shall be increased by up to 10%. However, if the default involves more than 10% of the aggregate principal amount of such Notes, the non-defaulting Underwriters will have the right to purchase all, but will not be under any obligation to purchase any of the Notes, and if such non-defaulting Underwriters do not purchase all of the Notes, the Underwriting Agreement will terminate without liability to any non-defaulting Underwriter or the Issuer and the Guarantor.

     The Underwriters have advised the Issuer that the Underwriters propose initially to offer the Notes directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at such price less a concession not in excess of 0.225%. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.150%, of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price, concession and discount of the Notes may be changed.

     The Notes are offered for sale in the United States and Europe.

     Each Underwriter has represented and agreed that (a) it has not offered or sold, and, prior to the expiration of the period of six months from the closing date for the issue of the Notes, will not offer or sell any Notes to persons in the United Kingdom, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended (b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of any Notes in circumstances in which section 21(1) of the FSMA does not apply to the Issuer or the Guarantor, and (c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

     No selling prospectus (Verkaufsprospekt) has been or will be published in respect of the Notes and each Underwriter will be required to comply with the German Securities Selling Prospectus Act (Wertpapier-Verkaufsprospektgesetz) of December 13, 1990, as amended, and any other laws or regulations applicable to the issue, distribution and sale of the Notes in the Federal Republic of Germany.

     The securities may not be offered, sold, transferred or delivered in or from the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession. The Notes are being issued under the Euro-securities exemption pursuant to Article 6 of the Exemption Regulation (Vrijstellinsregeling Wet Toezicht Effectenverkeer) of December 21, 1995, as amended, of The Netherlands' Securities Market Supervision Act 1995 (Wet Toezicht Effectenverkeer) and accordingly each Underwriter represents and agrees that it has not publicly promoted and will not publicly promote (whether electronically or otherwise) the offer or sale of the Notes by conducting a generalized advertising or cold-calling campaign within or outside The Netherlands.

     Each of the Underwriters has agreed that it will not offer, sell or deliver any of the Notes, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will to the best knowledge and belief of such Underwriter result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on the Issuer except as set forth in the Underwriting Agreement.

     Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

     Although application has been made to list the Notes on the Luxembourg Stock Exchange, the Notes are a new issue of securities with no established trading market. The Issuer has been advised by the Underwriters that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue such market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     In connection with the offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes and in penalty bids (penalty bids allow the representatives to reclaim a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions). Specifically, the Underwriters may over-allot (create a short position) or effect transactions in connection with the offering, with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail for a limited period. In addition, the Underwriters may bid for, and purchase, Notes in the open market to cover any short position or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time and, in any case, will end these activities after a limited period. Such stabilizing, if any, shall be in compliance with all relevant laws and regulations.

     All secondary trading in the Notes will settle in immediately available funds. See "Description of Notes and Guarantees -- Global Clearance and Settlement Procedures."

     It is expected that delivery of the Notes will be made against payment therefor on June 4, 2003, which is the fifth business day following the date hereof (such settlement cycle being herein referred to as "T+5"). Purchasers of Notes should note that the ability to settle secondary market trades of the Notes effected on the date of pricing and the next succeeding business day may be affected by the T+5 settlement.

     The distribution of the Notes will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

     Certain of the Underwriters and their affiliates engage in various general financing and banking transactions with and provide financial advisory services to the Issuer, the Guarantor and their affiliates.

     The Issuer and the Guarantor have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Certain of the Underwriters will make the Notes available for distribution on the internet through a third-party system operated by Market Axess Inc., an internet-based communications technology provider. Market Axess Inc. is providing the system for communications between such Underwriters and their customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from certain of the Underwriters based on transactions they conduct through the system. Such Underwriters will make the Notes available to their customers through the internet distributions on the same terms as distributions made through other channels.

                              GENERAL INFORMATION

     Application has been made to list the Notes on the Luxembourg Stock Exchange. In connection with the listing application, the Amended and Restated Certificate of Incorporation and the By-Laws of the Issuer and the Articles of Association (Satzung) of the Guarantor and a legal notice relating to the issuance of the Notes have been deposited prior to listing with the Register of Trade and Companies in Luxembourg (Registre de Commerce et des Societes a Luxembourg), where copies thereof may be obtained upon request. Copies of the above documents together with this prospectus supplement, the accompanying prospectus, the Indenture, the forms of the Notes and Guarantees, the Guarantor's current annual reports and quarterly reports, as well as all future Annual Reports and quarterly reports of the Guarantor that contain consolidated financial information of the Guarantor and the documents referred to on page two of the accompanying Prospectus under the heading "Where You Can Find More Information," so long as any of the Notes are outstanding, will be made available for inspection at the main office of Banque Generale du Luxembourg S.A. in Luxembourg. In addition, copies of the annual reports and quarterly reports of the Guarantor may be obtained free of charge at such office. The Guarantor's annual reports and quarterly reports are prepared on a consolidated basis. The Annual Report on Form 20-F for DaimlerChrysler AG for the fiscal year ended December 31, 2002, as amended, can be obtained free of charge from the Luxembourg listing agent.

     Other than as disclosed or contemplated herein or in the documents incorporated herein by reference, there has been no material adverse change in the financial position of the Guarantor or the Issuer since December 31, 2002 or March 31, 2003.

     Other than as described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, neither the Guarantor, the Issuer nor any of its subsidiaries is involved in litigation, arbitration, or administrative proceedings relating to claims or amounts that are material in the context of the issuance of the Notes and neither the Guarantor nor the Issuer is aware of any such litigation, arbitration, or administrative proceedings pending or threatened.

     Resolutions relating to the issuance and sale of the Notes were adopted by the Executive Committee of the Board of Directors of the Issuer on May 28, 2003 and the Board of Managers of the Guarantor on November 26, 2002.

     The Notes have been assigned Common Code No. 016999431, International Security Identification Number (ISIN) US 233835AV92 and CUSIP No. 233835AV9. The Notes have been accepted for clearance by Clearstream Luxembourg and Euroclear.

PROSPECTUS

                            [DAIMLER CHRYSLER LOGO]

               DAIMLERCHRYSLER NORTH AMERICA HOLDING CORPORATION

                 BY THIS PROSPECTUS, WE MAY OFFER AN AGGREGATE
                   OF UP TO APPROXIMATELY $30,202,000,000 OF:

                                DEBT SECURITIES

                         UNCONDITIONALLY GUARANTEED BY

                               DAIMLERCHRYSLER AG

     Through this prospectus, DaimlerChrysler North America Holding Corporation may periodically offer debt securities. DaimlerChrysler North America Holding Corporation is sometimes referred to as the "Issuer." DaimlerChrysler AG, sometimes referred to as the "Guarantor," will guarantee all payments of principal of and any premium and interest on the debt securities. We will provide specific terms of the debt securities in supplements to this prospectus. For information on the general terms of these securities, see "Description of Debt Securities and Guarantees." You should read this prospectus and any prospectus supplements hereto carefully before you invest.

                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     These securities have not been approved or disapproved by the Commissioner of Insurance for the State of North Carolina, nor has the Commissioner of Insurance ruled upon the accuracy or the adequacy of this prospectus or any prospectus supplement.

                            ------------------------

               THE DATE OF THIS PROSPECTUS IS FEBRUARY 28, 2001.

                      WHERE YOU CAN FIND MORE INFORMATION

     DaimlerChrysler AG is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Exchange Act files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed with the Commission by DaimlerChrysler AG can be read and copied at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of these materials can be obtained from the public reference room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call 1-800-SEC-0330 for further information relating to the public reference rooms. These materials are also available over the Internet at the Commission's web site at http://www.sec.gov, and can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. DaimlerChrysler AG is exempt from the rules under the Exchange Act prescribing the furnishing of proxy statements. Its officers, directors and principal stockholders are exempt from the reporting and "short-swing" profit recovery provisions contained in Section 16 of the Exchange Act.

     The following information is being disclosed pursuant to Florida law and is accurate as of the date of this prospectus: DaimlerChrysler AG and certain of its subsidiaries and affiliates occasionally sell, directly or through their authorized sales representatives, passenger cars, commercial vehicles, vehicle components and other products to persons located in Cuba. Current information concerning this matter may be obtained from the State of Florida Department of Banking and Finance, 101 Gaines Street, Tallahassee, Florida 32399-0350, telephone (850) 488-9805.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents have been filed by DaimlerChrysler AG with the Commission and are incorporated by reference into this prospectus:

      -- DaimlerChrysler AG's Annual Report on Form 20-F for the fiscal year ended December 31, 2000; and

      -- DaimlerChrysler AG's Current Reports on Form 6-K dated March 28, 2000, May 3, 2000, July 26, 2000, September 8, 2000, September 28,
           2000, October 26, 2000, November 17, 2000, December 18, 2000, January 29, 2001, February 7, 2001 and February 26, 2001.

     We are also incorporating by reference into this prospectus all documents DaimlerChrysler AG filed or will file with the Commission as prescribed by Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act since the date of this prospectus and prior to the termination of the sale of the debt securities offered by this prospectus. We may also incorporate in this prospectus any Form 6-K filed after the date of this prospectus by identifying in that Form that it is being incorporated by reference into this prospectus (other than information in such documents that is deemed not to be filed). This means that important information about DaimlerChrysler AG appears or will appear in these documents and will be regarded as appearing in this prospectus also. To the extent that information appearing in a document filed later is inconsistent with prior information, the later statement will control.

     We have filed a registration statement on Form F-3 with the Commission covering the debt securities and the Guarantees described in this prospectus. For further information with respect to us and those debt securities and Guarantees, you should refer to our registration statement and its exhibits. In this prospectus, we have summarized certain key provisions of contracts and other documents. We have filed or incorporated by reference copies of these documents as exhibits to our registration statement. Because a summary may not contain all the information that is important to you, you should review the full text of the documents so included with our registration statement.

     You should only rely on the information contained or incorporated by reference in this prospectus, any prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with any other information. You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

     ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS MAY OBTAIN WITHOUT CHARGE, UPON REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE, EXCEPT FOR THE EXHIBITS TO THOSE DOCUMENTS, UNLESS ANY EXHIBIT IS SPECIFICALLY INCORPORATED BY REFERENCE. REQUESTS SHOULD BE DIRECTED TO DAIMLERCHRYSLER NORTH AMERICA HOLDING CORPORATION, ATTN: ASSISTANT SECRETARY, CIMS 485-14-78, 1000 CHRYSLER DRIVE, AUBURN HILLS, MICHIGAN 48326, USA, TELEPHONE NUMBER (248) 512-3990, FACSIMILE NUMBER (248) 512-1771.

     This prospectus and accompanying prospectus supplement either contain or incorporate by reference certain forward-looking statements and information relating to the Issuer and DaimlerChrysler AG that are based on beliefs of their respective managements as well as assumptions made by and information currently available to the Issuer and DaimlerChrysler AG. When used in this document, the words "anticipate," "believe," "estimate," "expect," "plan" and "intend" and similar expressions, as they relate to the Issuer and DaimlerChrysler AG or their respective managements, are intended to identify forward-looking statements. Such statements reflect the current views of each such company with respect to future events and are subject to certain risks, uncertainties, and assumptions. Many factors could cause the actual results, performance or achievements of the Issuer and DaimlerChrysler AG to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others:

      --   changes in general economic and business conditions;

      --   changes in currency exchange rates;

      --   introduction of competing products by other companies;

      -- lack of acceptance of new products or services by the Issuer's or DaimlerChrysler AG's targeted customers;

      --   changes in business strategy; and

      -- various other factors, both referenced and not referenced in this prospectus or the prospectus supplement.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, planned or intended. Neither the Issuer nor the Guarantor intends, or assumes any obligation, to update these forward-looking statements.

                            CURRENCY OF PRESENTATION

     Unless otherwise indicated, all amounts herein are expressed in Euro ("Euro" or "E") or United States dollars ("dollars" or "$").

                          THE GUARANTOR AND THE ISSUER

DAIMLERCHRYSLER AG

     DaimlerChrysler AG is a stock corporation organized under the laws of the Federal Republic of Germany. It was incorporated on May 6, 1998 in the course of the business combination of Daimler-Benz Aktiengesellschaft and Chrysler Corporation. DaimlerChrysler AG's registered office is located at Epplestrasse 225, 70567 Stuttgart, Germany, telephone +49-711-17-0.

     DaimlerChrysler AG is the ultimate parent company of the DaimlerChrysler Group. The Group is engaged in the development, manufacture, distribution and sale of a wide range of automotive and transportation products, primarily passenger cars and commercial vehicles. It also provides a variety of financial and other services relating to the automotive value added chain. The DaimlerChrysler Group has six business segments:

     MERCEDES-BENZ PASSENGER CARS & SMART. Mercedes-Benz passenger cars are world renowned for their innovative technology, highest levels of comfort, quality and safety, and pioneering design. The smart, a micro compact passenger car, offers a trend-setting response to the challenges of urban mobility and optimum use of resources. Mercedes-Benz Passenger Cars & smart contributed approximately 25% of the Group's revenues in 2000.

     CHRYSLER GROUP.() DaimlerChrysler Corporation manufactures, assembles and sells cars and trucks under the brand names Chrysler, Jeep(R), Dodge and, through the end of the 2001 model year, Plymouth. Its automotive design and development activities are organized into cross-functional product development groups called "platform teams." The platform team system seeks to share information more efficiently in order to improve product quality and reduce the time and expense involved in bringing new products to market. The Chrysler Group segment contributed approximately 42% of DaimlerChrysler's revenues in 2000.

     COMMERCIAL VEHICLES. DaimlerChrysler manufactures and sells commercial vehicles under the brand names Mercedes-Benz, Freightliner, Sterling, Setra, Thomas Built Buses, American La France, Western Star and Orion. With facilities throughout the world, the Group has a very strong network for the production and assembly of commercial vehicles and core components. It also has a worldwide distribution and service network. Commercial Vehicles contributed approximately 17% of the Group's revenues in 2000.

     SERVICES. DaimlerChrysler conducts its services business through its wholly-owned subsidiary DaimlerChrysler Services AG. In 2000, the services business consisted of two business units: Financial Services and IT Services. Services contributed approximately 9% of the Group's revenues in 2000.

     On October 1, 2000, DaimlerChrysler and Deutsche Telekom combined their information technology activities in a joint venture. As part of the transaction, Deutsche Telecom contributed Euro 4.6 billion in cash to DaimlerChrysler's information technology subsidiary debis Systemhaus in return for which Deutsche Telekom received a 50.1% interest in debis Systemhaus. The agreement between DaimlerChrysler and Deutsche Telecom also provides Deutsche Telekom with an option to purchase from DaimlerChrysler, and DaimlerChrysler with an option to sell to Deutsche Telekom, the Group's remaining 49.9% interest in debis Systemhaus. The Group accounts for its 49.9% interest in debis Systemhaus using the equity method of accounting.

     In January 2001, DaimlerChrysler Services sold its remaining 10% in debitel AG to Swisscom for proceeds of approximately Euro 300 million.

     AEROSPACE. In July 2000, DaimlerChrysler combined the aerospace activities operated by its subsidiary DaimlerChrysler Aerospace AG (Dasa), with the businesses of the French aerospace company, Aerospatiale Matra S.A., and the Spanish aerospace company Construcciones Aeronauticas S.A. (CASA) in a new company called the European Aeronautic Defence and Space Company EADS N.V.
(EADS). As part of the transaction, DaimlerChrysler exchanged its controlling interest in DaimlerChrysler Aerospace for a 33%

---------------

Jeep(R) is a registered trademark of DaimlerChrysler Corporation.

equity interest in EADS for which it accounts using the equity method of accounting. DaimlerChrysler retained its aero engines business operated by MTU Motoren-und Turbinen-Union Munchen GmbH which was renamed MTU Aero Engines GmbH.

     In May 2000, DaimlerChrysler Aerospace AG and Matra Marconi Space, a French-British joint venture of Aerospatiale Matra and BAE Systems, combined their space systems businesses in a company named Astrium. Following the formation of EADS, EADS controls 75% and BAE Systems controls 25% of Astrium.

     Prior to July 2000, principal Aerospace activities included the development, production and sale of commercial aircraft, helicopters, defense and civil systems, aero engines, military aircraft, satellites, and space infrastructure. Aerospace contributed approximately 3% of the Group's revenues in 2000.

     OTHER. This segment includes the operating businesses: Rail Systems, Automotive Electronics and MTU/Diesel Engines. In 2000, this segment contributed approximately 4% of the DaimlerChrysler Group's total revenues.

     In August 2000, DaimlerChrysler signed a sale and purchase agreement with the Canadian company Bombardier Inc. for the acquisition of DaimlerChrysler Rail Systems GmbH (Adtranz), for cash consideration. According to the sale and purchase agreement, the purchase price of $725 million is subject to adjustments to reflect the proceeds from potential disposals of Adtranz' fixed installations and signaling businesses and adjustments based on the financial performance of Adtranz through the closing date of the transaction. The sale of Adtranz to Bombardier is still subject to regulatory approval by the European Commission.

     In October 2000, DaimlerChrysler and Mitsubishi Motors Corporation formed an alliance regarding the design, development, production and distribution of passenger cars and light commercial vehicles, but excluding medium and heavy trucks and other commercial vehicles. DaimlerChrysler acquired a 34% equity interest in Mitsubishi Motors Corporation for approximately Euro 2.2 billion. DaimlerChrysler also purchased convertible bonds of Mitsubishi Motors Corporation for approximately Euro 0.2 billion, which are convertible into shares of Mitsubishi Motors Corporation stock. The bonds are only convertible by DaimlerChrysler in the event that its ownership percentage would be diluted below 34%.

DAIMLERCHRYSLER NORTH AMERICA HOLDING CORPORATION

     The Issuer, incorporated under the laws of the State of Delaware in 1964 and established as a holding company in January 1982, is a wholly-owned subsidiary of DaimlerChrysler AG.

     The Issuer was established to achieve financial benefits through the consolidation of certain DaimlerChrysler AG activities in North America. The Issuer acts as a financial clearing entity for many of DaimlerChrysler AG's subsidiaries by providing appropriate capital funding through outside finance sources as well as through self-generated resources within the DaimlerChrysler AG group of companies.

     DaimlerChrysler North America Holding Corporation's principal administrative offices are located at 1000 Chrysler Drive, Auburn Hills, Michigan 48326, and its telephone number is (248) 512-3170.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     The following sets forth the ratios of earnings to fixed charges for DaimlerChrysler AG and its consolidated subsidiaries for each of the years in the five-year period ended December 31, 2000, using financial information prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP").

                                                              YEAR ENDED DECEMBER 31,
                                                        ------------------------------------
                                                        2000    1999    1998    1997    1996
                                                        ----    ----    ----    ----    ----
Ratio of earnings to fixed charges(1).................  1.77    3.52    3.58    3.22    3.47

---------------
(1) For the purpose of calculating the consolidated ratios of earnings to fixed charges, earnings consist of income from operations before income taxes, cumulative effects of changes in accounting principles, extraordinary items and fixed charges (excluding capitalized interest). Fixed charges principally consist of interest expense (including capitalized interest) plus one-third of rental expense under operating leases (the portion that has been deemed by management to be representative of the interest factor).

                   CONSIDERATIONS RELATING TO DEBT SECURITIES
                  DENOMINATED OR PAYABLE IN FOREIGN CURRENCIES

     Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include, without limitation, the possibility of significant fluctuations in the foreign currency markets. These risks will vary depending upon the currency or currencies involved and will be more fully described in the prospectus supplement relating to such securities.

                                USE OF PROCEEDS

     Unless otherwise set forth in the applicable prospectus supplement, the net proceeds from the sale of the debt securities will be used for general corporate purposes, including, without limitation, loans by the Issuer to certain of its affiliates and repayment of indebtedness.

                 DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

     The following description sets forth the material terms and provisions of the debt securities and Guarantees to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities.

     The debt securities and the Guarantees will be issued under an Indenture, dated as of September 17, 1996, as supplemented (the "Indenture"), among the Issuer, DaimlerChrysler Canada Finance Inc., a Quebec corporation, DaimlerChrysler International Finance B.V., a company established in Utrecht, The Netherlands, the Guarantor and The Chase Manhattan Bank, as trustee (the "Trustee"). The following statements are subject to the detailed provisions of the Indenture. The Indenture and its supplements are filed as exhibits to the registration statement and are also available for inspection at the office of the Trustee. Section references are to the Indenture. The following summaries of the material terms of the Indenture, debt securities and Guarantees do not purport to be complete, and are qualified in their entirety by reference to all the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular defined terms of the Indenture are referred to herein and not defined herein, such defined terms shall have the meanings assigned in the Indenture and shall be deemed to be incorporated herein by reference.

TERMS OF THE DEBT SECURITIES

     The debt securities offered by this prospectus will be limited to $30,202,000,000 aggregate principal amount, based on the aggregate initial public offering price of the debt securities and computed at the exchange rate in effect on the issue date of each series, although the Indenture does not limit the aggregate principal amount of debt securities which may be issued thereunder and provides that the debt securities may be issued from time to time in one or more series.

     The debt securities will be direct, unsecured and unsubordinated obligations of the Issuer and will rank pari passu with the Issuer's other unsecured and unsubordinated indebtedness. Except as described under "Certain Covenants," the Indenture does not limit other indebtedness or securities which may be incurred or issued by the Issuer, the Guarantor or any of their respective subsidiaries or contain financial or similar restrictions on the Issuer, the Guarantor or any of their respective subsidiaries.

     Reference is made to a prospectus supplement that will accompany this prospectus for a description of the specific terms of the series of debt securities and Guarantees being offered thereby including, without limitation:

         --   the designation of the debt securities;

         -- the aggregate principal amount and authorized denominations of the series of debt securities;

         -- the percentage or percentages of principal amount at which the debt securities of the series will be issued;

         -- the Original Issue Date or dates or periods during which the debt securities may be issued and the date or dates, or manner of determining the same, if any, on which, or the range of dates, if any, within which, the principal of and premium, if any, on the debt securities of the series is payable and the record dates, if any, for the determination of Holders of registered securities of such series to whom such principal and premium, if any, is payable;

         -- the rate or rates per annum, or the manner of calculation thereof including any provisions for the increase or decrease of such rate or rates upon the occurrence of specific events, at which the debt securities of the series shall bear interest, if any, or the discount, if any, at which any Discounted Securities (as defined herein) may be issued, the date or dates from which such interest shall accrue, the Interest Payment Dates on which such interest shall be payable, or manner of determining the same, and the Regular Record Date for the interest payable on any debt securities on any Interest Payment Date;

         -- the place or places where the principal of and premium, if any, and interest, if any, on debt securities of the series shall be payable, where the debt securities of the series may be presented for transfer or exchange, and where notices and demands to or upon the Issuer or the Guarantor may be served;

         -- the terms and conditions, if any, upon which debt securities of the series may be redeemed, in whole or in part, at the option of the Issuer or otherwise;

         -- the obligation, if any, of the Issuer to redeem, purchase or repay debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof, and the terms and conditions in respect thereof;

         -- if the currency in which the debt securities of the series shall be issuable is United States dollars, the denominations in which any debt securities of that series shall be issuable, if other than denominations of $1,000 and any integral multiples thereof;

         -- any additional or different Events of Default other than those described in the Indenture and any additional covenants or agreements of the Issuer or the Guarantor, with respect to the debt securities of the series, which need not be consistent with the Events of Default or covenants or agreements set forth in the Indenture;

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

         -- if other than United States dollars, the currency or currency unit in which any payments on the debt securities of the series shall be made or in which the debt securities of the series shall be denominated;

         -- if the principal of and premium, if any, and interest, if any, on the debt securities of the series are to be payable, at the election of the Issuer or a Holder thereof, in a currency or currency unit other than that in which such debt securities are denominated or stated to be payable, the period or periods within which, including the Election Date, and the terms and conditions upon which, such election may be made and the time and manner of determining the exchange rate between the currency and currency unit in which such debt securities are denominated or stated to be payable and the currency or currency unit in which such debt securities are to be so payable;

         -- the designation of the original Currency Determination Agent, if any, and in what circumstances a Currency Determination Agent's Certificate or an Exchange Rate Officers' Certificate shall be delivered for debt securities of the series;

         -- the index, if any, used to determine the amount of payments of principal of and premium, if any, and interest, if any, on the debt securities of the series;

         -- if applicable, the fact that the applicable terms of the Indenture described below under "-- Discharge, Defeasance and Covenant Defeasance" will not apply with respect to the debt securities of the series;

         -- the date as of which any Global Security (as defined herein) representing outstanding debt securities of the series shall be dated if other than the date of original issuance of the first security of the series to be issued;

         -- whether the debt securities of the series shall be issued in whole or in part in the form of a Global Security or Securities and, in such case, the Depositary (as defined herein) for such Global Security or Securities; and

         -- any other terms of that series, which terms shall not be inconsistent with the provisions of the Indenture.

     All debt securities of any one series need not be issued at the same time, and need not bear interest at the same rate or mature on the same date.

     If the purchase price of any of the debt securities is denominated in a foreign currency or currencies or foreign currency unit or units or if the principal of and premium, if any, on or interest, if any, on any series of debt securities is payable in foreign currency or currencies or foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of debt securities and such foreign currency or currencies or foreign currency unit or units will be set forth in the prospectus supplement relating thereto. If any index is used to determine the amount of payments of principal of and premium, if any, or interest on any series of debt securities, special United States federal income tax, accounting and other considerations applicable thereto will be described in the prospectus supplement relating thereto.

     Debt securities may be issued at a discount from their stated principal amount ("Discount Securities"), provided that upon redemption, except at Maturity (as defined herein), or acceleration of the Maturity, if any, thereof an amount less than the principal thereof shall become due and payable. United States federal income tax consequences, German tax consequences, and other special considerations applicable to any Discount Securities will be described in the prospectus supplement relating thereto.

     Unless otherwise indicated in the applicable prospectus supplement, the debt securities of any series will be issued only in fully registered form in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000 (Sections 301 and 302). Debt securities may be issuable in the form of one or more Global Securities, as described below under "-- Book-Entry Debt Securities." The debt securities, other than those issued in the form of a Global Security, are exchangeable or transferable without charge therefor, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith and require the Holders to furnish appropriate endorsements and transfer documents (Section 305).

     Unless otherwise described in an accompanying prospectus supplement, there are no covenants or provisions contained in the Indenture which afford the Holders of the debt securities protection in the event of a highly leveraged transaction involving the Issuer or the Guarantor.

GUARANTEES

     The Guarantor will irrevocably and unconditionally guarantee (each, a "Guarantee") the due and punctual payment of principal and premium, if any, and interest, if any, or other additional amounts, as provided in the Indenture, if any, and mandatory sinking fund payments, if any, in respect of the debt securities when and as the same shall become due and payable and in the currency or currency unit in which the same are payable whether at the Stated Maturity (as defined herein), if any, by declaration of acceleration, call for redemption, request for redemption, repayment at the option of the Holder or otherwise. Under the terms of the Guarantee, the Guarantor will be liable for the full amount of each payment under the debt securities and will pay additional amounts in respect of withholding and similar taxation as described in the Indenture, subject to certain exceptions, so that the amount paid will not be less than the amount payable under the terms of the debt securities. The Guarantees will remain in effect until the entire principal of and premium, if any, and interest, if any, on the debt securities shall have been paid in full. The Guarantees will constitute direct, unconditional, unsubordinated and unsecured obligations of the Guarantor and will rank pari passu with all other unsecured and unsubordinated obligations of the Guarantor.

BOOK-ENTRY DEBT SECURITIES

     If so specified in an accompanying prospectus supplement, debt securities of any series may be issued under a book-entry system in the form of one or more global securities (each, a "Global Security"). Each Global Security will be deposited with, or on behalf of, a depositary, which, unless otherwise specified in an accompanying prospectus supplement, will be The Depository Trust Company, New York, New York (the "Depositary"). The Global Securities will be registered in the name of the Depositary or its nominee.

     The Depositary has advised the Issuer and the Guarantor that the Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of its participants (the "Participants") and to facilitate the clearance and settlement of securities transactions among its Participants through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

     Upon the issuance of a Global Security in registered form, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such Global Security to the accounts of Participants. The accounts to be credited will be designated by the underwriters, dealers or agents, if any, or by the Issuer, if such debt securities are offered and sold directly by the Issuer. Ownership of beneficial interests in the Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests by Participants in the Global Security will be shown on, and the transfer of any ownership interest will be effected only through, records maintained by such Participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interest in a Global Security.

     So long as the Depositary or its nominee is the registered owner of a Global Security, it will be considered the sole owner or Holder of the debt securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in such Global Security will not be entitled to have the debt securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery or certificates representing the debt securities and will not be considered the owners or Holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. The Issuer and the Guarantor understand that under existing practice, in the event that the Issuer and the Guarantor request any action of the Holders or a beneficial owner desires to take any action a Holder is entitled to take, the Depositary would act upon the instructions of, or authorize, the Participant to take such action.

     Payment of principal of, and premium, if any, and interest, if any, on debt securities represented by a Global Security will be made to the Depositary or its nominee, as the case may be, as the registered owner and Holder of the Global Security representing such debt securities. None of the Issuer, the Guarantor, the Trustee, any paying agent or registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Issuer and the Guarantor have been advised by the Depositary that the Depositary will credit Participants' accounts with payments of principal and premium, if any, and interest, if any, on the payment date thereof in amounts proportionate to their respective beneficial interests in the principal amounts of the Global Security as shown on the records of the Depositary. The Issuer and the Guarantor expect that payments by Participants to owners of beneficial interests in the Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such Participants.

     A Global Security may not be transferred except as a whole by the Depositary to a nominee or successor of the Depositary or by a nominee of the Depositary to the Depositary, another nominee or a successor Depositary. A Global Security representing all but not part of the debt securities being offered hereby is exchangeable for debt securities in definitive form of like tenor and terms if (a) the Depositary notifies the Issuer that it is unwilling or unable to continue as depositary for such Global Security or if at any time the Depositary is no longer eligible to be or in good standing as a clearing agency registered under the Exchange Act and any other applicable statute or regulation, and, in either case, a successor depositary is not appointed by the Issuer within 90 days of receipt by the Issuer of such notice or of the Issuer becoming aware of such ineligibility, or (b) the Issuer in its sole discretion at any time determines not to have all of the debt securities of a series issued by the Issuer represented by a Global Security and notifies the Paying Agent thereof. A Global Security exchangeable pursuant to the preceding sentence shall be exchangeable for debt securities registered in such names and in such authorized denominations as the Depositary for such Global Security shall direct (Section 305).

     According to the Depositary, the foregoing information with respect to the Depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

     The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Issuer and the Guarantor believe to be reliable, but the Issuer and the Guarantor take no responsibility for the accuracy thereof.

CERTAIN COVENANTS

     Restrictions on Liens. The Guarantor shall not, so long as any of the debt securities are outstanding, but only up to the time all amounts of principal and premium, if any, and interest, if any, have been placed at the disposal of the Paying Agent, provide any security upon any or all of its assets for other notes or bonds, including any guarantee or indemnity assumed therefor, without at the same time having the Holders share equally and ratably in such security, provided that security upon its assets is neither mandatory pursuant to applicable laws nor required as a prerequisite for governmental approvals.

CERTAIN DEFINITIONS

     "Maturity," when used with respect to any debt security, means the date, if any, on which the principal, or, if the context so requires, lesser amount in the case of Discount Securities, of, or premium, if any, on that debt security becomes due and payable as provided therein or in the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption, request for redemption, repayment at the option of the Holder, pursuant to any sinking fund provisions or otherwise.

     "Stated Maturity," when used with respect to any debt security or any installment of principal or premium, if any, and interest, if any, means the date, if any, specified in such debt security as the fixed date on which the principal of such debt security or premium, if any, or such installment of principal or premium, if any, and interest, if any, is due and payable.

RESTRICTIONS ON CONSOLIDATIONS, MERGERS AND SALES OF ASSETS

     The Issuer or the Guarantor may merge with or into any corporation, including associations, companies, joint stock companies and business trusts, or sell, transfer, lease or convey all or substantially all of its assets substantially as an entirety to any corporation, provided that (a) the corporation formed by such merger or consolidation or the corporation which acquired such assets expressly assumes all of the obligations of the Issuer or the Guarantor, as applicable, and such corporation confirms that it will pay such additional amounts as may be necessary in order that every net payment of the principal of and interest on such assumed debt securities, after deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed upon, or as a result of, such payment arising solely as a result of such assumption by the country or countries other than the United States in which any such corporation is organized and principally conducts its business or any district, municipality or other political subdivision or taxing authority therein or thereof, will not be less than the amount provided for in the assumed debt securities to be then due and payable, and (b) immediately after giving effect to such transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing.

EVENTS OF DEFAULT

     The following are "Events of Default" under the Indenture with respect to debt securities of any series:

        (a) default in the payment of the principal of, or premium, if any, on, any debt security of such series when the same becomes due and payable at maturity, upon acceleration, redemption, mandatory repurchase or otherwise, and such default continues for five Business Days;

        (b) default in the payment of any installment of interest on any debt security of such series when the same becomes due and payable, and such default continues for a period of 30 days;

        (c) default in the performance of or breach of any covenant or warranty of the Issuer or the Guarantor in the Indenture, other than a covenant or warranty a default in whose performance or whose breach is elsewhere specifically dealt with in the Indenture or which is specifically included in the Indenture solely for the benefit of a series of one or more debt securities other than that series, and such default or breach continues for a period of 90 consecutive days after written notice as provided in the Indenture;

        (d) acceleration of any other notes or bonds of the Issuer or the Guarantor in an aggregate principal amount exceeding $50,000,000;

        (e) certain events of bankruptcy, insolvency or liquidation relating to the Issuer or the Guarantor that are not cured for a period of 60 consecutive days; and

        (f)  any other Event of Default particular to such series.

     The Indenture provides that:

        (1) if an Event of Default described in clause (a), (b) or (f) above occurs and is continuing with respect to debt securities of any series, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding may declare the principal, including premium, if any, or, if the debt securities of any such series are Discount Securities, such portion of the principal amount as may be specified in the terms of such series and set forth in the applicable prospectus supplement, of all Outstanding Securities of that series and the interest accrued thereon, if any, to be due and payable immediately;

        (2) if an Event of Default described in clause (c) or (d) above occurs and is continuing, then in such case, the Trustee or the Holders of not less than 25% in aggregate principal amount of all the then Outstanding Securities, treated as one class, of each series entitled to the benefit of (x) the covenant or warranty which the Issuer or Guarantor has failed to observe or perform or (y) the cross acceleration of the debt securities described in (d) above, may declare the principal (or, if the debt securities of any such series are Discount Securities, such portion of the principal amount as may be specified in the terms of such series and set forth in the applicable prospectus supplement) of all such debt securities to be due and payable immediately, by notice as provided in the Indenture and upon such declaration such principal amount, or lesser amount, of such debt securities shall become immediately due and payable; and

        (3) if an Event of Default described in clause (e) above occurs and is continuing, then in such case the Trustee or the Holders of not less than 25% in aggregate principal amount of all the then Outstanding Securities issued by the Issuer, treated as one class, or, in the case of the Guarantor, of all then Outstanding Securities, treated as one class, may declare the principal, or, if the debt securities of any such series are Discount Securities, such portion of the principal amount as may be specified in the terms of such series and set forth in the applicable prospectus supplement, of all debt securities and the interest accrued thereon, if any, to be due and payable immediately (Section 502).

     The Indenture provides that, subject to the duty of the Trustee during a default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity (Section 603). Subject to such provisions for the indemnification of the Trustee, and provided that no conflict with the Indenture or any rule of law arises, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any affected series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the debt securities of such affected series (Sections 512 and 601).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

Covenant Defeasance of any Series

     If the Issuer or the Guarantor shall deposit with the Trustee, in trust, at or before the Stated Maturity or redemption of the debt securities of any series, money and/or Government Obligations in such amounts and maturing at such times such that the proceeds of such obligations to be received upon the respective Stated Maturities and interest payment dates of such obligations will provide funds sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, to pay when due the principal of, and premium, if any, and each installment of principal of, and premium, if any, and interest on such series of debt securities at the Stated Maturity or such principal or installment of principal or interest, as the case may be, then the Issuer or the Guarantor may omit to comply with certain of the terms of the Indenture with respect to that series of debt securities, including any or all of the restrictive covenants described above or in any prospectus supplement, and the Events of Default described in clauses (c) and (d) under "-- Events of Default" shall not apply. Defeasance of debt securities of any series is subject to the satisfaction of certain conditions, including among others:

         -- the absence of an Event of Default or event which, with notice or lapse of time, would become an Event of Default at the date of the deposit;

         -- the delivery to the Trustee by the Issuer or the Guarantor of an Opinion of Counsel to the effect that Holders of the debt securities or such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to United States federal income tax in the same amounts and in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred; and

         -- such covenant defeasance will not cause any debt securities of such series then listed on any nationally recognized securities exchange to be delisted.

If indicated in the prospectus supplement relating to a series of debt securities, in addition to the obligations of the United States of America or obligations guaranteed by the United States of America, "Government Obligations" may include obligations of the government, and obligations guaranteed by such government, issuing the currency or currency unit in which debt securities of such series are payable.

Defeasance of any Series

     Upon the deposit of money or securities as contemplated in the preceding paragraph and the satisfaction of certain other conditions, the Issuer or the Guarantor may also omit to comply with its obligation duly and punctually to pay the principal of, and premium, if any, and interest, if any, on a particular series of debt securities, and any Events of Default with respect thereto shall not apply, and thereafter, the Holders of debt securities of such series shall be entitled only to payment out of the money or securities deposited with the Trustee. Such conditions include, among others:

         -- the absence of an Event of Default or event which, with notice or lapse of time, would become an Event of Default at the date of the deposit;

         -- the delivery to the Trustee by the Issuer or the Guarantor of an Opinion of Counsel to the effect that Holders of the debt securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit, discharge and defeasance, and will be subject to United States federal income tax in the same amounts and in the same manner and at the same times as would have been the case if such deposit, discharge and defeasance had not occurred; and

         -- such defeasance will not cause any debt securities of such series then listed on any nationally recognized securities exchange to be delisted.

MODIFICATION AND WAIVER

     The Indenture provides that the Issuer, the Guarantor and the Trustee may, for specified purposes, amend or supplement the Indenture or the debt securities of any series without notice to or the consent of the Holders (Section 901), and may make any modification to the terms of the Indenture or the debt securities with the consent of the Holders of more than 50% in aggregate principal amount of the Outstanding debt securities. However, no such modification or amendment may, without the consent of the Holder of each Outstanding debt security affected thereby, change the Stated Maturity of the principal of, or any installment of principal of or interest on, any debt security; reduce the principal amount of, and premium, if any, and interest, if any, on any debt security; reduce the amount or principal of a Discount Security due and payable upon acceleration of the Maturity thereof; change the place of payment where, or currency or currency unit in which, the principal amount of, and premium, if any, and interest, if any, on any debt security is payable; impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; reduce the percentage in principal amount of Outstanding debt securities of any series, the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or modify any of the above provisions or the provisions of the next paragraph below (Section 902).

     The Holders of not less than a majority in aggregate principal amount of the Outstanding debt securities of any series may, on behalf of the Holders of all debt securities of that series, waive, insofar as that series is concerned, compliance by the Issuer and the Guarantor with certain restrictive provisions of the Indenture (Section 1006). The Holders of not less than a majority in aggregate principal amount of the Outstanding debt securities of any series may, on behalf of the Holders of all debt securities of that series, waive any past default under the Indenture with respect to debt securities of that series, except a default (a) in the payment of principal of, or premium, if any, and interest, if any, on, any debt security of such series, or (b) with respect to a covenant or provision of the Indenture which can not be modified or amended without the consent of the Holder of each Outstanding debt security of such series affected (Section 513).

     The Indenture provides that in determining whether the Holders of the requisite aggregate principal amount of the Outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of debt securities, the principal amount of a Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the Maturity thereof to such date (Section 104).

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable prospectus supplement, payment of principal of, and premium, if any, and interest, if any, on debt securities of any series, other than a Global Security, will be made at the office of such Paying Agent or Paying Agents as the Issuer or the Guarantor, as the case may be, may designate from time to time, except that, at the option of the Issuer or the Guarantor, as the case may be, payment of any interest may be made (a) by check mailed or delivered to the address of the person entitled thereto as such address shall appear in the Security Register or (b) by wire transfer to an account maintained with a bank located in the United States by the person entitled thereto as specified in the Security Register. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on debt securities of any series will be made to the person in whose name such debt security is registered at the close of business on the Regular Record Date for such interest payment.

     Unless otherwise indicated in an applicable prospectus supplement, The Chase Manhattan Bank will act as the Paying Agent for each series of debt securities.

     Unless otherwise indicated in an applicable prospectus supplement, the principal office of the Paying Agent in the City of New York will be designated as the sole paying agency of the Issuer and the Guarantor, for payments with respect to debt securities. Any other Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Issuer or the Guarantor, as the case may be, for the debt securities of a series will be named in the related prospectus supplement. The Issuer or the Guarantor, as the case may be, may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that the Issuer and the Guarantor will be required to maintain a Paying Agent in each Place of Payment for such series. However, if the debt securities of such series are listed on any stock exchange located outside the United States and such stock exchange shall so require, the Issuer and the Guarantor will each maintain a Paying Agent in any such required city located outside the United States, as the case may be, for the debt securities of such series.

     All monies paid by the Issuer or the Guarantor, as the case may be, to a Paying Agent for the payment of principal of, and premium, if any, and interest, if any, on any debt securities or in respect of any other additional payments thereon which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will, subject to applicable laws, be repaid to the Issuer or the Guarantor, as the case may be, and the Holder of such debt securities will thereafter look only to the Issuer or the Guarantor, as the case may be, for payment thereof.

ASSUMPTION OF OBLIGATIONS

     The Guarantor or any wholly-owned subsidiary of the Guarantor may assume the obligations with respect to the debt securities of a series for the due and punctual payment of the principal of, and premium, if any, and interest, if any, including any additional amounts required to be paid in accordance with the provisions of the Indenture or such debt securities, in respect of such debt securities and the performance of every covenant of the Indenture, other than a covenant included in the Indenture solely for the benefit of debt securities of another series, and such debt securities on the part of the Issuer, to be performed or observed; provided that:

        (a) the Guarantor or such subsidiary of the Guarantor, as the case may be, shall expressly assume such obligations by a supplemental indenture, executed by the Guarantor or such subsidiary, and delivered to the Trustee in form reasonably satisfactory to the Trustee, and if such subsidiary assumes such obligations, the Guarantor shall, by a supplemental indenture, confirm that its Guarantees shall apply to such subsidiary's obligations under such debt securities and the Indenture, as so modified by such supplemental indenture;

        (b) the Guarantor or such subsidiary, as the case may be, shall confirm in such supplemental indenture that the Guarantor or such subsidiary, as the case may be, will pay to the Holders such additional amounts as provided by, and subject to the limitations set forth in, such debt securities and the Indenture as may be necessary in order that every net payment of the principal of, and premium, if any, on, and interest, if any, on such debt securities will not be less than the amount provided for in such debt securities to be then due and payable and such obligation shall extend to the payment of any such additional amounts as necessary to compensate for or indemnify against any deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed upon such payment by Germany, the United States or the country in which the Guarantor or such subsidiary of the Guarantor is organized or any district, municipality or other political subdivision or taxing authority in Germany, the United States or the country in which the Guarantor or any such subsidiary of the Guarantor is organized, it being understood that, except as aforesaid, neither the Guarantor nor such subsidiary shall be obligated to make any indemnification or payments in respect of any tax consequences to any Holder as a result of such assumption of rights and obligations if the Guarantor or such subsidiary would not be obligated to pay an additional amount pursuant to the Indenture if the Guarantor or such subsidiary were the Issuer; and

        (c) immediately after giving effect to such assumption of obligations, no Event of Default with respect to debt securities and no event which, after notice or lapse of time or both, would become an Event of Default, as the case may be, shall have occurred and be continuing.

     Upon any such assumption, the Guarantor or such subsidiary, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture with respect to such debt securities with the same effect as if the Guarantor or such subsidiary, as the case may be, had been named as the Issuer under the Indenture, and the Issuer or any successor corporation thereto shall be released from all liability as obligor upon such debt securities.

FURTHER ISSUANCES

     The Issuer may from time to time, without notice to or the consent of the Holders of the debt securities of a series, create and issue under the Indenture further debt securities of such series identical in all respects to the previously issued debt securities, with any related changes in the Stated Maturity, issue date, issue price and interest commencement date, so that such further debt securities shall be consolidated and form a single series with such debt securities and shall have the same terms as to status, redemption or otherwise as such debt securities.

CONSENT TO SERVICE AND JURISDICTION

     The Guarantor has designated and appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the applicable debt securities, Guarantees or Indenture which may be instituted in any State or Federal court located in the Borough of Manhattan, the City of New York, and has submitted, for the purposes of any such suit or proceeding, to the jurisdiction of any such court in which any such suit or proceeding is so instituted. See "Enforceability of Civil Liabilities."

NEW YORK LAW GOVERNS THE INDENTURE, DEBT SECURITIES AND GUARANTEES

     The Indenture, the debt securities and the Guarantees will be governed by the laws of the State of New York.

JUDGMENT CURRENCY

     A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in United States dollars. The statutory law of the State of New York provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment or decree.

     If, for the purpose of obtaining a judgment in any court with respect to any obligation of the Issuer or the Guarantor under the Indenture, debt security or Guarantee, as the case may be, it shall become necessary to convert into any other currency, or currency unit, any amount due under such Indenture, debt security or Guarantee, as the case may be, then the conversion shall be made by the Issuer or Currency Determination Agent at the Market Exchange Rate as in effect on the date of entry of the judgment (the "Judgment Date"). If pursuant to any such judgment, conversion shall be made on a date (the "Substitute Date") other than the Judgment Date and there shall occur a change between the Market Exchange Rate as in effect on the Judgment Date and the Market Exchange Rate as in effect on the Substitute Date, the Indenture requires the Issuer or the Guarantor, as the case may be, to pay such additional amounts, if any, as may be necessary to ensure that the amount paid is equal to the amount in such other currency or currency unit which, when converted at the Market Exchange Rate as in effect on the Judgement Date, is the amount then due under such Indenture, debt security or Guarantee, as the case may be. Neither the Issuer nor the Guarantor, as the case may be, will, however, be required to pay more in the currency or currency unit due under such Indenture, debt security or Guarantor, as the case may be, at the Market Exchange Rate as in effect on the Judgment Date than the amount of currency or currency unit stated to be due under such Indenture, debt security or Guarantee, as the case may be, so that in any event the obligations of the Issuer or the Guarantor, as the case may be, under such Indenture, debt security or Guarantee, as the case may be, will be effectively maintained as obligations in such currency or currency unit and the Issuer or the Guarantor, as the case may be, shall be entitled to withhold, or be reimbursed for, as the case may be, any excess of the amount actually realized upon any conversion on the Substitute Date over the amount due and payable on the Judgment Date.

INFORMATION CONCERNING THE TRUSTEE

     The Issuer, the Guarantor and their subsidiaries maintain ordinary banking relationships with The Chase Manhattan Bank and its affiliates. The Chase Manhattan Bank and its affiliates have extended credit facilities to the Issuer, the Guarantor and their subsidiaries in the ordinary course of business.

                              PLAN OF DISTRIBUTION

     The Issuer may sell debt securities to or through one or more underwriters and also may sell debt securities directly to other purchasers or through agents or dealers, or the Issuer may sell debt securities through a combination of any such methods.

     The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market or at negotiated prices. Underwriters may sell debt securities to or through dealers.

     In connection with the sales of debt securities, underwriters may receive compensation from the Issuer in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of debt securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). Any such underwriter or agent will be identified, and any such compensation will be described, in a prospectus supplement. In connection with the requirements of the National Association of Securities Dealers, Inc. (the "NASD"), discounts or commissions paid to underwriters in connection with the sale of the debt securities will not be greater than eight percent.

     Pursuant to agreements into which the Issuer and the Guarantor may enter, underwriters, dealers and agents who participate in the distribution of debt securities may be entitled to indemnification by the Issuer and the Guarantor against certain liabilities, including liabilities under the Securities Act.

     Underwriters, dealers or agents to or through which debt securities may be offered and sold may engage in transactions with, or perform other services for the Issuer, the Guarantor and their subsidiaries in the ordinary course of business.

     Each series of debt securities will be a new issue of securities with no established trading market. Unless otherwise indicated in a prospectus supplement, the Issuer does not intend to list any of the debt securities on a national or foreign securities exchange. In the event the debt securities are not listed on a national securities exchange, certain broker-dealers may make a market in the debt securities, but will not be obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given that any broker-dealer will make a market in the debt securities or as to the liquidity of the trading market for the debt securities, whether or not the debt securities are listed on a national securities exchange. The prospectus supplement with respect to the debt securities will state, if known, whether or not any broker-dealer intends to make a market in the debt securities. If no such determination has been made, such prospectus supplement will so state.

     Each underwriter, dealer and agent to or through which debt securities may be offered and sold:

         -- will not, with respect to any debt security denominated in a currency other than United States dollars, solicit offers to purchase nor offer to sell or deliver such debt security in, or to, residents of the country issuing such currency, except as permitted by applicable law (including any applicable currency or exchange control regulations);

         -- will comply with any selling restrictions applicable to any debt security; and

         -- will comply with all relevant laws, regulations and directives in each jurisdiction outside the United States in which it purchases, offers, sells or delivers debt securities or has in its possession or distributes the prospectus or any prospectus supplement or any pricing supplement.

     Expenses in connection with the issuance of the securities being registered hereby are estimated as follows:

SEC registration fee........................................  $ 7,500,000
Accounting fees and expenses................................      400,000
Blue Sky fees and expenses..................................       50,000
Rating agency fees..........................................    3,000,000
Printing expenses...........................................      250,000
Miscellaneous...............................................       48,000
                                                              -----------
          Total.............................................  $11,248,000
                                                              ===========

DELAYED DELIVERY ARRANGEMENTS

     If so indicated in a prospectus supplement, the Issuer may authorize underwriters or other persons acting as the Issuer's agent to solicit offers by certain institutions to purchase debt securities from the Issuer pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Issuer. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered debt securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     The place and time of delivery for the debt securities in respect of which this prospectus is delivered will be set forth in a prospectus supplement.

                                 LEGAL MATTERS

     The validity of the debt securities and certain other legal matters relating to the debt securities will be passed upon for DaimlerChrysler North America by William J. O'Brien III, Esq., counsel to DaimlerChrysler North America. Certain legal matters will be passed upon for any agents or underwriters by Brown & Wood LLP, New York, New York. The validity of the Guarantees and certain other legal matters relating to the Guarantees will be passed upon for DaimlerChrysler AG by its legal department. Brown & Wood LLP may from time to time render legal services to DaimlerChrysler AG and its affiliates.

                                    EXPERTS

     The consolidated financial statements and related schedule of DaimlerChrysler AG as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, included in the DaimlerChrysler AG 2000 Annual Report on Form 20-F, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft, Hessbruhlstrasse 21, D-70564 Stuttgart, Germany, independent auditors, and Deloitte & Touche LLP, Suite 900, 600 Renaissance Center, Detroit, Michigan 48243-1704, independent auditors, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

     The reports of KPMG on the DaimlerChrysler AG consolidated financial statements and financial statement schedule, as of and for the year ended December 31, 1998, contain a qualification as a result of a departure from U.S. GAAP for DaimlerChrysler AG's accounting for a material joint venture in accordance with the proportionate method of consolidation. Under U.S. GAAP, such joint venture would be accounted for using the equity method of accounting.

                      ENFORCEABILITY OF CIVIL LIABILITIES

     DaimlerChrysler AG is a stock corporation organized under the laws of the Federal Republic of Germany. Many of the members of the Supervisory Board and the Board of Management and the officers of DaimlerChrysler AG and certain of the experts named herein reside outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce, in courts outside the United States, judgments against such person obtained in United States courts and predicated upon the civil liability provisions of the federal securities laws of the United States. Furthermore, since DaimlerChrysler AG does not directly own any significant assets outside of Germany and since a substantial portion of the assets of DaimlerChrysler AG owned through its subsidiaries are located outside the United States, any judgment obtained in the United States against DaimlerChrysler AG may not be collectible within the United States. DaimlerChrysler AG has been advised by its legal department that German courts will enforce judgments of United States courts for liquidated amounts in civil matters subject to certain conditions and exceptions. Such counsel has expressed no opinion, however, as to whether the enforcement by a German court of any judgment would be effected in any currency other than in Euro and, if in Euro, the date of determination of the applicable exchange rate from United States dollars to Euro. DaimlerChrysler AG has further been advised by its legal department that there may be doubt as to the enforceability, in original actions in German courts, of liabilities predicated solely upon the federal securities laws of the United States.

     DaimlerChrysler AG has been further advised by its legal department that there is currently no treaty between the United States of America and the Federal Republic of Germany providing for the reciprocal acknowledgment and enforceability of judgments in civil and commercial matters (which would include actions brought under the federal securities laws of the United States). Therefore, the general rules of the German Code of Civil Procedure ("ZPO") govern such issues. ZPO sec. 722 requires that an enforcement action in Germany be based upon a non-appealable foreign judgment only (cf ZPO sec. 723 subsection 2, clause 1). As a general rule, the German courts will not review the merits of the foreign judgment in any enforcement proceedings (ZPO sec.723 subsection 1). It shall, however, dismiss the enforcement action pursuant to ZPO sec. 723 subsection 2, clause 2 if the exceptions regarding the acknowledgment of foreign judgments set forth in ZPO sec. 328 subsection 1 apply, which exceptions can be generally summarized as follows:

        (i) The foreign court had no personal jurisdiction according to German law;

        (ii)   No due service of process was effected on the defendant;

        (iii) The foreign judgment is irreconcilable with a prior German or other foreign judgment to be acknowledged in Germany or proceedings on the same subject matter had been filed in Germany before suit was instituted in the foreign jurisdiction;

        (iv) Acknowledgment of the foreign judgment would produce a result in contravention of German public policy;

        (v) The foreign jurisdiction whose judgment is sought to be acknowledged does not reciprocate with respect to acknowledgment of judgments entered in Germany.

     As far as reciprocity is concerned, the application of such exception depends on the law practiced in the relevant state of the United States where the judgment was rendered and the result may vary from time to time as the law and practice change. According to information available as of the date of this prospectus, German judgments would be acknowledged and enforced in the courts of almost all states in the United States and, accordingly, with respect to such states, reciprocity by German courts is warranted and the relevant exception does not apply. United States judgments awarding punitive damages may contravene German public policy and may therefore not be acknowledged in their full amount or in part pursuant to exception (iv) above. DaimlerChrysler AG's legal department is, however, not aware of any reasons under present German law for avoiding enforcement of a judgment of United States courts on the Guarantees on the grounds that the same would be contrary to German public law. Moreover, such counsel has expressed no opinion as to whether the enforcement by a German court of any judgment would be effected in any currency other than Euro, and if in Euro, the date of determination of the applicable exchange rate from United States dollars to Euro.

     DaimlerChrysler AG has expressly submitted to the jurisdiction of New York State courts and United States federal courts sitting in the City of New York for the purpose of any suit, action or proceeding arising out of any offering with respect to which this prospectus or any accompanying prospectus supplement is delivered, and has appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011, to accept service of process in any such action with respect to which this prospectus or any accompanying prospectus supplement is delivered.

                        REGISTERED OFFICE OF THE ISSUER

                            Corporation Trust Center

                               1209 Orange Street

                           Wilmington, Delaware 19801

                                      USA

                       REGISTERED OFFICE OF THE GUARANTOR

                                Epplestrasse 225

                               D-70567 Stuttgart

                                    Germany

          LISTING AGENT, TRANSFER AGENT AND PAYING AGENT IN LUXEMBOURG

                       BANQUE GENERALE DU LUXEMBOURG S.A.

                            50, Avenue J.F. Kennedy

                               L-2951 Luxembourg

                                 LEGAL ADVISERS

    To the Issuer as to United States law:           To the Guarantor as to German law:
         WILLIAM J. O'BRIEN III, ESQ.                          DR. PETER HERZ
        DaimlerChrysler North America                        DaimlerChrysler AG
             Holding Corporation                              Epplestrasse 225
             1000 Chrysler Drive                             D-70567 Stuttgart
         Auburn Hills, Michigan 48326                             Germany
                     USA

                  To the Underwriters as to United States law:

                         Sidley Austin Brown & Wood LLP
                               787 Seventh Avenue
                            New York, New York 10019
                                      USA

                           AUDITORS TO THE GUARANTOR

        KPMG Deutsche Treuhand-Gesellschaft             Deloitte & Touche LLP
Aktiengesellschaft Wirtschaftsprufungsgesellschaft            Suite 900
                Hessbruhlstrasse 21                     600 Renaissance Center
                 D-70565 Stuttgart                   Detroit, Michigan 48243-1704
                      Germany                                    USA

                  TRUSTEE, PRINCIPAL PAYING AND TRANSFER AGENT

                              JPMORGAN CHASE BANK
                              Four New York Plaza
                            New York, New York 10004
                                      USA

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                                      LOGO

               DAIMLERCHRYSLER NORTH AMERICA HOLDING CORPORATION

                  $2,500,000,000 3.75% NOTES DUE JUNE 4, 2008

                         UNCONDITIONALLY GUARANTEED BY

                               DAIMLERCHRYSLER AG

                            ------------------------
                             PROSPECTUS SUPPLEMENT
                            ------------------------

                      The Lead Managers for the Notes are:

BANC OF AMERICA SECURITIES LLC
                                     BARCLAYS CAPITAL
                                                   DEUTSCHE BANK SECURITIES

                    The Co-Lead Managers for the Notes are:

BANC ONE CAPITAL MARKETS, INC.   CITIGROUP   JPMORGAN   MIZUHO INTERNATIONAL PLC

                       The Co-Managers for the Notes are:

ABN AMRO INCORPORATED     BNY CAPITAL MARKETS, INC.    BLAYLOCK & PARTNERS, L.P.
  BNP PARIBAS             COMERICA SECURITIES             COMMERZBANK SECURITIES
  CREDIT AGRICOLE INDOSUEZ          DRESDNER KLEINWORT WASSERSTEIN          HSBC
THE ROYAL BANK OF SCOTLAND   SCOTIA BANK   SG COWEN  THE WILLIAMS CAPITAL GROUP,
                                      L.P.

                            ------------------------

                                  May 28, 2003

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